Exhibit 99.2
EXPLANATORY NOTE
This Exhibit 99.2 contains adjustments to the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 (the “Annual Report”) to reflect a change in the Company’s reportable segments during the first quarter of 2009. The consolidated financial statements included in this Exhibit 99.2 also includes condensed consolidating financial information (see Note 16) and a description of the Company’s pending acquisition of the pharmacy benefit management business of WellPoint, Inc. (see Note 17). Except as indicated in this paragraph, there have been no changes to the financial information set forth in the Company’s Annual Report.

Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations
OVERVIEW
          As one of the largest full-service pharmacy benefit management (“PBM”) companies in North America, we provide health care management and administration services on behalf of our clients, which include health maintenance organizations, health insurers, third-party administrators, employers, union-sponsored benefit plans, workers’ compensation plans, and government health programs. During the first quarter of 2009, we changed our reportable segments to Pharmacy Benefit Management (“PBM”) and Emerging Markets (“EM”). Segment disclosures for 2008, 2007 and 2006 have been reclassified to reflect the new structure. Under the new structure, our integrated PBM services include network claims processing, home delivery services, patient care and direct specialty home delivery to patients, benefit design consultation, drug utilization review, formulary management, drug data analysis services, distribution of injectable drugs to patient homes and physicians offices, bio-pharma services, and fulfillment of prescriptions to low-income patients through manufacturer-sponsored patient assistance programs and company-sponsored generic patient assistance programs.
          Through our EM segment, we provide services including distribution of pharmaceuticals and medical supplies to providers and clinics, distribution of sample units to physicians and verification of practitioner licensure; fertility services to providers and patients; and healthcare administration and implementation of consumer-directed healthcare solutions.
          Revenue generated by our segments can be classified as either tangible product revenue or service revenue. We earn tangible product revenue from the sale of prescription drugs by retail pharmacies in our retail pharmacy networks and from dispensing prescription drugs from our home delivery and specialty pharmacies. Service revenue includes administrative fees associated with the administration of retail pharmacy networks contracted by certain clients, market research programs, medication counseling services, certain specialty distribution services, and sample fulfillment and accountability services. Tangible product revenue generated by our PBM and EM segments represented 98.7% of revenues for the year ended December 31, 2008 as compared to 98.6% for both years ended December 31, 2007 and 2006.
RECENT DEVELOPMENTS
          On July 22, 2008, we completed the acquisition of the Pharmacy Services Division of MSC - Medical Services Company (“MSC”), a privately held PBM, for a purchase price of $251.0 million, which includes a purchase price adjustment for working capital and transaction costs. MSC is a leader in providing PBM services to clients providing workers’ compensation benefits. The transaction was accounted for under the provisions of Financial Accounting Standards (“FAS”) 141, “Business Combinations.” The purchase price was funded through internally generated cash and temporary borrowings under our revolving credit facility. This acquisition is reported as part of our PBM segment and did not have a material effect on our consolidated financial statements (see Note 3).
          On July 1, 2008, the merger of RxHub and SureScripts was announced. We are one of the founders of RxHub, an electronic exchange enabling physicians who use electronic prescribing technology to link to pharmacies, PBM companies, and health plans. The new organization is expected to enable physicians to securely access health information when caring for their patients through a fast and efficient health exchange. We have retained one-sixth ownership in the merged company. Due to the decreased ownership percentage, the investment is being recorded using the cost method, under which dividends are the basis of recognition of earnings from an investment. This change did not have a material effect on our consolidated financial statements.
          On June 30, 2008, we completed the sale of CuraScript Infusion Pharmacy, Inc. (“IP”), our infusion pharmacy line of business, for $27.5 million and recorded a pre-tax gain of approximately $7.4 million. The gain is included in net loss from discontinued operations, net of tax in the consolidated statement of income for the year ended
          December 31, 2008. IP was identified as available for sale during the fourth quarter of 2007 as we considered it non-core to our future operations. We recorded a charge of $34.0 million in the fourth quarter of 2007, the majority of which reflects the IP goodwill and intangible asset impairment losses and the subsequent write-down of IP assets to fair market value.

          On April 4, 2008, we completed the sale of Custom Medical Products, Inc. (“CMP”) and recorded a pre-tax loss of approximately $1.3 million which is included in net loss from discontinued operations, net of tax in the consolidated statement of income for the year ended December 31, 2008.
EXECUTIVE SUMMARY AND TREND FACTORS AFFECTING THE BUSINESS
          Our results in 2008 reflect the successful execution of our business model which emphasizes the alignment of our financial interests with those of our clients through greater use of generics, home delivery and specialty pharmacy. In 2008, we benefited from higher generic utilization (66.1% in 2008 compared to 61.8% in 2007) and better management of ingredient costs through actions such as renegotiation of supplier contracts and increased competition among generic manufacturers. While we believe we are well positioned from a business and financial perspective, we are subject to the current adverse economic environment. These conditions could affect our business in a number of direct and indirect ways. In 2008, claims volume remained relatively constant which we believe is attributable to the expected loss of discount card programs and other low margin clients and decreased utilization due to the current economic environment.
          We believe the positive trends we saw in 2008, including increased generic usage and lower drug purchasing costs, should continue to offset the negative impact of various marketplace forces affecting pricing and plan structure, among other factors, and thus continue to generate improvements in our results of operations in the future.
CRITICAL ACCOUNTING POLICIES
          The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions which affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Our estimates and assumptions are based upon a combination of historical information and various other assumptions believed to be reasonable under the particular circumstances. Actual results may differ from our estimates. Certain of the accounting policies which most impact our consolidated financial statements and that require our management to make difficult, subjective or complex judgments are described below. This should be read in conjunction with Note 1, “Summary of significant accounting policies” and with the other notes to the consolidated financial statements.
REBATE ACCOUNTING
ACCOUNTING POLICY
We administer a rebate program through which we receive rebates and administrative fees from pharmaceutical manufacturers. The portion of rebates payable to clients is estimated based on historical and/or anticipated sharing percentages. These estimates are adjusted to actual when amounts are paid to clients.
FACTORS AFFECTING ESTIMATE
The factors that could impact our estimates of rebates, rebates receivable and rebates payable are as follows:
•	Differences between estimated aggregate allocation percentages and actual rebate allocation percentages calculated on a client-by-client basis;

•	Drug patent expirations; and

•	Changes in drug utilization patterns.
Historically, adjustments to our original estimates have been relatively immaterial.

ALLOWANCE FOR DOUBTFUL ACCOUNTS
ACCOUNTING POLICY
We provide an allowance for doubtful accounts equal to estimated uncollectible receivables. This estimate is based on the current status of each customer’s receivable balance.
FACTORS AFFECTING ESTIMATE
We record allowances for doubtful accounts based on a variety of factors including the length of time the receivables are past due, the financial health of the customer and historical experience. Our estimate could be impacted by changes in economic and market conditions as well as changes to our customers’ financial condition.
SELF-INSURANCE RESERVES
ACCOUNTING POLICY
We accrue self-insurance reserves based upon estimates of the aggregate liability of claim costs in excess of our insurance coverage which are probable and estimable. Reserves are estimated using certain actuarial assumptions followed in the insurance industry and our historical experience. The majority of these claims are legal claims and our liability estimate is primarily related to the cost to defend these claims. We do not accrue for settlements, judgments, monetary fines or penalties until such amounts are probable and estimable, in compliance FAS No. 5, “Accounting for Contingencies” (“FAS 5”). Under FAS 5, if the range of possible loss is broad, and no amount within the range is more likely than any other, the liability accrual is based on the lower end of the range.
FACTORS AFFECTING ESTIMATE
Self-insurance reserves are based on management’s estimates of the costs to defend legal claims. We do not have significant experience with certain of these types of cases. As such, differences between actual costs and management’s estimates could be significant. Actuaries do not have a significant history with the PBM industry. Therefore, changes to assumptions used in the development of these reserves can affect net income in a given period. In addition, changes in the legal environment and the number and nature of claims could impact our estimate. The self insurance reserves and changes in those estimates have not been material to the financial statements for the periods presented herein.
ASSET IMPAIRMENT
ACCOUNTING POLICY
Goodwill is evaluated for impairment annually or when events or circumstances occur indicating that goodwill might be impaired in accordance with FAS 142, “Goodwill and Other Intangible Assets.” In addition, we evaluate whether events or circumstances have occurred that may indicate an impairment in goodwill. The measurement of possible impairment is based on the ability to recover the balance of assets from expected future operating cash flows on an undiscounted basis. Impairment losses, if any, would be determined based on the present value of the cash flows using discount rates that reflect the inherent risk of the underlying business.
No impairment existed for any of our reporting units at December 31, 2008 or 2007, except for the $7.0 million impairment charges recorded for IP in the net loss from discontinued operations for 2007 (see Note 8). As noted above, IP was classified as a discontinued operation during the fourth quarter of 2007.
Other intangible assets include, but are not limited to, customer contracts and relationships, non-compete agreements, deferred financing fees, trade names and certain advance discounts paid to clients under contractual agreements. Other intangible assets, excluding customer contracts, customer relationships and trade names, are recorded at cost. Customer contracts and relationships are valued based on discounted cash flows over the expected life of the intangible asset. Excluding trade names which have an indefinite life, other intangible assets are amortized on a straight-line basis, which approximates the pattern of benefit, over periods from one to 20 years (see Note 8).
In connection with our evaluation of IP as a discontinued operation, we wrote-off intangible assets with a net book value of $0.4 million (gross carrying value of $0.7 million net of accumulated amortization of $0.3 million), consisting of contractual relationships.

FACTORS AFFECTING ESTIMATE
The fair values of reporting units or asset groups are measured based on market prices, when available. When market prices are not available, we estimate the fair value of the reporting unit or asset group using the income approach and/or the market approach. The income approach uses cash flow projections which requires inputs and assumptions that reflect current market conditions as well as management judgment. We base our fair values on projected financial information which we believe to be reasonable. However, actual results may differ from those projections, and those differences may be material.
The key assumptions included in our income approach, include, but are not limited to: earnings growth rates, discount rates and inflation rates. Assessment of these factors could be impacted by internal factors and/or external economic conditions. We performed various sensitivity analyses on the key assumptions which did not indicate any potential impairment.
OTHER ACCOUNTING POLICIES
We consider the following information about revenue recognition policies important for an understanding of our results of operations:
•	Revenues from dispensing prescriptions from our home delivery and specialty pharmacies are recorded when prescriptions are shipped. These revenues include the co-payment received from members of the health plans we serve. At the time of shipment, we have performed substantially all of our obligations under the customer contracts and do not experience a significant level of reshipments.

•	Revenues from the sale of prescription drugs by retail pharmacies are recognized when the claim is processed. When we independently have a contractual obligation to pay our network pharmacy providers for benefits provided to our clients’ member, we act as a principal in the arrangement and we include the total prescription price (ingredient cost plus dispensing fee) we have contracted with these clients as revenue, including member co-payments to pharmacies.

•	When we merely administer a client’s network pharmacy contracts to which we are not a party and under which we do not assume credit risk, we earn an administrative fee for collecting payments from the client and remitting the corresponding amount to the pharmacies in the client’s network. In these transactions, drug ingredient cost is not included in our revenues or in our cost of revenues.

•	Gross rebates and administrative fees earned for the administration of our rebate programs, performed in conjunction with claim processing services provided to clients, are recorded as a reduction of cost of revenue and the portion of the rebate payable to customers is treated as a reduction of revenue.

•	When we earn rebates and administrative fees in conjunction with formulary management services, but do not process the underlying claims, we record rebates received from manufacturers, net of the portion payable to customers, in revenue.

•	We distribute pharmaceuticals in connection with our management of patient assistance programs and earn a fee from the manufacturer for administrative and pharmacy services for the delivery of certain drugs free of charge to doctors for their low income patients.

•	We earn a fee for the distribution of consigned pharmaceuticals requiring special handling or packaging where we have been selected by the pharmaceutical manufacturer as part of a limited distribution network.

•	Discounts and contractual allowances related to our specialty revenues are estimated based on historical collections over a recent period for the sales that are recorded at gross amounts. The percentage is applied to the applicable accounts receivable balance that contains gross amounts for each period. Any differences between the estimates and actual collections are reflected in operations in the year payment is received. Differences may result in the amount and timing of revenues for any period if actual performance varies from estimates. Allowances for returns are estimated based on historical return trends. The discounts, contractual allowances, allowances for returns and any differences between estimates and actual amounts do not have a material effect on our consolidated financial statements.

•	EM product revenues include revenues earned through the distribution of pharmaceuticals and medical supplies to providers and clinics, distribution of sample units to physicians and verification of practitioner licensure and fertility services to providers and patients.

•	EM service revenues include revenues earned through product support to pharmaceutical manufacturers and medical device companies, revenues derived from our group purchasing organization, administrative fees for the verification of practitioner licensure, the distribution of consigned drug samples to doctors based on orders received from pharmaceutical sales representatives and healthcare administration and implementation of consumer-directed healthcare solutions.
RESULTS OF OPERATIONS
          We changed our reportable segments to PBM and EM during the first quarter of 2009 (see Note 14). We maintain a PBM segment, consisting of our domestic and Canadian PBM operations, and specialty pharmacy operations, and an EM segment, which consists of distribution of pharmaceuticals and medical supplies to providers and clinics, distribution of sample units to physicians and verification of practitioner licensure, fertility services to providers and patients, and healthcare administration and implementation of consumer-directed healthcare solutions. All segment information and disclosures have been reclassified for all periods presented to reflect the new segment structure.
PBM OPERATING INCOME

	Year Ended December 31,
(in millions)	2008(1)	2007(2)	2006

Product revenue
Network revenues(3)	$13,039.9	$13,023.3	$12,810.1
Home delivery and specialty revenues	7,225.7	6,996.1	6,938.0
Other revenues	54.9	37.1	59.7
Service revenues	250.4	241.4	239.8

Total PBM revenues	20,570.9	20,297.9	20,047.6
Cost of PBM revenues(3)	18,595.1	18,592.9	18,645.0

PBM gross profit	1,975.8	1,705.0	1,402.6
PBM SG&A expenses	708.7	645.4	605.9

PBM operating income	$1,267.1	$1,059.6	$796.7

Network	379.6	379.9	390.3
Home delivery and specialty	41.9	41.9	42.2
Other	2.8	3.1	3.8

Total PBM claims	424.3	424.9	436.3

Total adjusted PBM claims(4)	505.9	506.5	518.6

(1)	Includes the acquisition of MSC effective July 22, 2008.

(2)	Includes the acquisition of CYC effective October 10, 2007.

(3)	Includes retail pharmacy co-payments of $3,153.6, $3,554.5 and $4,012.7 for the years ended December 31, 2008, 2007, and 2006, respectively.

(4)	PBM adjusted claims represent network claims, specialty claims and mail claims, which are multiplied by 3, as mail claims are typically 90 day claims and network and specialty claims are generally 30 day claims.
PBM RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2008 vs. 2007
          Network revenues increased $16.6 million, or 0.1%, in 2008 over 2007. Price inflation drove the increase, which was partially offset by changes in mix of generic versus brand claims. As our generic penetration rate increased to 67.3% of network claims as compared to 63.2% in 2007, our revenues correspondingly decreased. In addition, there was an $8.9 million decrease due to lower network claims volume.
          The $229.6 million, or 3.3%, increase in home delivery and specialty revenues in 2008 from 2007 is primarily due to increased cross-selling of specialty services partially offset by the impact of higher generic penetration for home delivery. Our generic penetration rate increased to 56.6% of total home delivery claims in 2008 as compared to 50.5% in 2007.

          Home delivery generic fill rate is lower than the retail generic fill rate as fewer generic substitutions are available among maintenance medications (e.g., therapies for chronic conditions) commonly dispensed from home delivery pharmacies compared to acute medications which are primarily dispensed by pharmacies in our retail networks.
          Cost of PBM revenues remained relatively constant in 2008 when compared to the same period of 2007 due to the following reasons:
•	Better management of ingredient costs resulting from renegotiation of certain supplier contracts.

•	An increase in the aggregate generic fill rate.

•	Offset by ingredient cost inflation in our specialty line of business.
          PBM gross profit increased $270.8 million, or 15.9%, in 2008 over 2007. Client cost savings from the increase in the aggregate generic fill rate and better management of ingredient costs resulting from renegotiation of certain supplier contracts were only partially offset by margin pressures arising from the current competitive environment.
          Selling, general and administrative expense (“SG&A”) for the PBM segment increased $63.3 million, or 9.8%, in 2008 over 2007. The increase is due to investments for productivity improvement and growth as well as charges we incurred for the data security incident and a charge incurred for internally developed software.
          PBM operating income increased $207.5 million, or 19.6%, in 2008 over 2007, based on the various factors described above.
PBM RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2007 vs. 2006
          Network revenues increased $213.2 million, or 1.7%, in 2007 from 2006. There are two primary components to our change in network revenues, changes in volume and changes in price. Approximately $555.5 million of the increase in network pharmacy revenues is attributable to changes in price. This increase was offset by a $342.3 million decrease due to lower claim volumes
          Additionally, the generic penetration rate affects our average revenue per network claim. As the penetration rate increased to 63.2% of total network claims in 2007 as compared to 59.1% in 2006, it offset the upward trend in price caused by inflation as generic drugs are less expensive than brand drugs.
          The $58.1 million, or 0.8%, increase in home delivery and specialty revenues in 2007 over 2006 is primarily due to increased cross-selling of specialty services partially offset by the impact of higher generic penetration on average revenue per home delivery claim and lower claim volumes. Our generic penetration rate increased to 50.5% of total home delivery claims in 2007 as compared to 45.7% in 2006.
          Home delivery generic fill rate is lower than the retail generic fill rate as fewer generic substitutions are available among maintenance medications (e.g., therapies for chronic conditions) commonly dispensed from home delivery pharmacies compared to acute medications which are primarily dispensed by pharmacies in our retail networks.
          Cost of PBM revenues decreased 52.1 million or 0.3%, in 2007 when compared to 2006 as a result of better management of ingredient costs resulting from renegotiation of certain supplier contracts and the increase in the aggregate generic fill rate, as discussed above. The decrease was offset by ingredient cost inflation.
          Our PBM gross profit increased $302.4 million, or 21.6%, in 2007 over 2006. Client cost savings from the increase in the aggregate generic fill rate and better management of ingredient costs resulting from renegotiation of certain supplier contracts were only partially offset by lower network claims volume and margin pressures arising from the current competitive environment.
          SG&A for our PBM segment increased $39.5 million, or 6.5%, in 2007 as compared to 2006 primarily as a result of the following factors:
•	Increased spending consisting of increases in management incentive compensation in addition to the effect of inflation.

•	Increase of $8.1 million related to our new headquarters.

•	Increased legal expenses of $6.0 million due to changes in the status of existing cases.

•	These increases were offset by a $16.3 million decrease in professional fees, primarily due to a reduction of IT contractors and consultants.
          PBM operating income increased $262.9 million, or 33.0%, in 2007 over 2006, based on the various factors described above.

EM OPERATING INCOME

	Year Ended December 31,
(in millions)	2008	2007	2006

Product revenues	$1,361.2	$1,471.5	$1,459.2
Service revenues	45.9	54.6	55.8

Total EM revenues	1,407.1	1,526.1	1,515.0
Cost of EM revenues	1,342.0	1,472.3	1,448.7

EM gross profit	65.1	53.8	66.3
EM SG&A expenses	51.7	52.6	37.2

EM operating income	$13.4	$1.2	$29.1

EM RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2008 vs. 2007
          EM revenues decreased $119.0 million, or 7.8%, in 2008 over 2007. This is primarily due to decreased revenues in our Specialty Distribution line of business due to the expected reduction in sales of drugs which had a negative impact on gross profit.
          As a result of the decrease in revenue, EM cost of revenues decreased by $130.3 million, or 8.9%, in 2008 over 2007. The larger decrease in cost of revenues resulted in an increase in gross profit of $11.3 million, or 21.0%, in 2008 from 2007. The increase in gross profit is attributable to the changes in mix as higher margin therapies replaced sales of lower margin drugs across multiple EM business units.
          SG&A for our EM segment decreased $0.9 million, or 1.7%, in 2008 from 2007. The decrease is primarily caused by a charge of $16.5 million to bad debt expense in 2007 in our Specialty Distribution line of business related to the insolvency of a client. The decrease was offset by the bad debt expense, severance charges, and site closure costs incurred by the Specialty Distribution line of business in the first quarter of 2008 as well as increased management compensation during 2008 in line with improved financial results.
          EM income from continuing operations increased $12.2 million in 2008 from 2007 based on the factors described above.
EM RESULTS OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2007 vs. 2006
          EM revenues increased $11.1 million, or 0.7%, in 2007 over 2006. The increase in revenues is due to sales of new drugs which became available for distribution through our Specialty Distribution business in late 2006, the full effect of which was not realized until 2007.
          The increase in revenues was more than offset by an increase in EM cost of revenues of $23.6 million, or 1.6%, in 2007 over 2006, which resulted in a $12.5 million, or 18.9%, decrease in EM gross profit. The decrease in gross profit is attributable to changes in mix as sales of newer, low margin therapies replaced sales of higher margin drugs and inventory write-offs of $8.3 million in the fourth quarter of 2007; the majority of which related to a write-off of flu vaccine inventory in our Specialty Distribution line of business due to an overstock of inventory resulting from a mild flu season.
          SG&A for our EM segment increased $15.4 million, or 41.4%, in 2007 from 2006. This is primarily caused by an increase in bad debt expense in 2007 over 2006, the majority of which is related to a $13.5 million non-recurring charge to bad debt expense in the third quarter of 2007 in our Specialty Distribution line of business related to the insolvency of a client, as well as $1.2 million of additional reserves taken in the fourth quarter of 2007 in order to adequately balance collection risk in our Specialty Distribution line of business.
          EM income from continuing operations decreased $27.9 million, or 95.9%, in 2007 from 2006 based on the factors described above.

OTHER (EXPENSE) INCOME, NET
          Net interest expense decreased $31.6 million, or 32.8%, in 2008 as compared to 2007, due to lower interest rates and less debt outstanding. Net interest expense increased $14.2 million, or 17.3%, in 2007 as compared to 2006, resulting from the increased borrowings under our credit facility (see “Liquidity and Capital Resources—Bank Credit Facility”).
          The non-operating charge of $2.0 million during the year ended December 31, 2008 represents an unrealized loss on shares held in the Reserve Primary Fund (see Note 2).
          On December 18, 2006, we announced a proposal to acquire all of the outstanding shares of Caremark Rx, Inc. (“Caremark”) common stock. On March 16, 2007, Caremark shareholders approved a merger agreement with CVS Corporation (“CVS”) and we subsequently withdrew our proposal to acquire Caremark. We incurred legal and other professional fees (which do not include internal costs) of $27.2 million as a result of the proposed acquisition. These expenses were partially offset by a $4.4 million special dividend paid by CVS/Caremark Corporation (“CVS/ Caremark”) on Caremark stock we owned prior to the CVS/Caremark merger and by a non-operating gain of $4.2 million resulting from the sale of our shares of CVS/Caremark stock in the second quarter of 2007. We recognized net non-operating charges in 2007 of $18.6 million.
PROVISION FOR INCOME TAXES
          Our effective tax rate decreased to 35.8% for the year ended December 31, 2008, as compared to 36.4% for the year ended December 31, 2007. Our 2008 effective rate reflects non-recurring net tax benefits of $7.7 million attributable to lapses in the applicable statutes of limitations, favorable audit resolutions, and changes in our unrecognized tax benefits. Our 2007 effective rate reflects a nondeductible penalty of $10.5 million relating to the settlement of a legal matter. Our 2006 effective rate reflects non-recurring net tax benefits of $7.3 million mainly related to the impact of changes in state effective rates on deferred tax assets and liabilities.
NET LOSS FROM DISCONTINUED OPERATIONS, NET OF TAX
          Net loss from discontinued operations, net of tax, decreased $29.2 million from 2007 to 2008. This decrease is primarily due to charges recorded in the fourth quarter of 2007 of $34.0 million from IP goodwill and intangible asset impairment losses and the write-down of IP assets to fair market value (see “Critical Accounting Policies—Asset Impairment”) and non-recurring charges of $2.0 million relating to the closure of six IP pharmacy sites. In addition, a pre-tax gain on sale of IP of $7.4 million offset by a pre-tax loss on sale of CMP for $1.3 million during the year ended December 31, 2008.
          Net loss from discontinued operations, net of tax, increased $31.7 million from 2006 to 2007, primarily due to fourth quarter 2007 charges discussed above.
NET INCOME AND EARNINGS PER SHARE
          Net income increased $208.3 million, or 36.7%, for the year ended December 31, 2008 over 2007 and increased $93.4 million, or 19.7% for the year ended December 31, 2007 over 2006.
          On May 23, 2007, we announced a two-for-one stock split for stockholders of record on June 8, 2007, effective June 22, 2007. On May 24, 2005, we announced a two-for-one stock split for stockholders of record on June 10, 2005, effective June 24, 2005. Both splits were affected in the form of a dividend by issuance of one additional share of common stock for each share of common stock outstanding. The earnings per share and the weighted average number of shares outstanding for basic and diluted earnings per share for each respective period have been adjusted for both stock splits.
          Basic and diluted earnings per share increased 43.1% and 43.3%, respectively, for the year ended December 31, 2008 over 2007 and 28.2% and 28.7%, respectively, for the year ended December 31, 2007 over 2006. These increases are primarily due to improved operating results, as well as the decrease in the basic and diluted weighted average number of common shares, relating to the repurchase of 7.2 million and 23.1 million shares in the years ended December 31, 2008 and 2007, respectively (see “—Stock Repurchase Program”).
LIQUIDITY AND CAPITAL RESOURCES
OPERATING CASH FLOW AND CAPITAL EXPENDITURES
          In 2008, net cash provided by continuing operations increased $247.5 million to $1,095.6 million. Changes in operating cash flows from continuing operations in 2008 were positively impacted by the following factors:
•	Net income from continuing operations increased $179.1 million in 2008 over 2007.

•	The deferred tax provision from continuing operations increased $29.7 million 2008 over 2007, reflecting changes in the deferred tax provision caused by the first quarter 2007 implementation of Financial Accounting Standards Board Interpretation Number (“FIN”) 48, “Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109”.

•	Changes in working capital from continuing operations resulted in a cash inflow of $93.5 million compared to $77.2 million. The change was driven by an increase in net cash inflow in claims and rebates payable year over year due to the timing of invoices and payments. This was significantly offset by decreases in inventory due to large purchases of inventory at discounted rates and accounts receivable due to the timing of collections.
          In 2008, cash flows from discontinued operations increased $28.2 million from cash used of $20.8 million in 2007 to cash provided of $7.4 million in 2008. This was primarily due to the sale of IP in 2008 and the collection of accounts receivable which is expected to continue for the near future.
          In 2007, net cash provided by operations from continuing operations increased $174.6 million to $848.1 million. Changes in operating cash flows from continuing operations in 2007 were positively impacted by the following factors:
•	Net income from continuing operations increased $125.1 million in 2007 over 2006.

•	Inventory balances from continuing operations decreased by approximately $25.3 million primarily due to a large purchase of generic inventory at a discounted rate made in 2006, as well as improved inventory management.

•	The impact on continuing operations accounts receivable of overall improvements in days outstanding.

•	Smaller payouts of management incentive bonuses in 2007 as compared to 2006.
          In 2007, cash flows used by discontinued operations increased $5.9 million to $20.8 million.
          As a percent of accounts receivable, our allowance for doubtful accounts for continuing operations was 6.2% and 6.0% at December 31, 2008 and 2007, respectively. This increase is primarily due to additional reserves for receivables from our clients’ members.
          Our capital expenditures increased $10.8 million, or 14.4%, in 2008 as compared to 2007, and increased $8.4 million, or 12.6%, in 2007 as compared to 2006. We intend to continue to invest in infrastructure and technology which we believe will provide efficiencies in operations and facilitate growth and enhance the service we provide to our clients. We expect future capital expenditures will be funded primarily from operating cash flow or, to the extent necessary, with borrowings under our revolving credit facility, discussed below.
STOCK REPURCHASE PROGRAM (reflecting the two-for-one stock split effective June 22, 2007)
          We have a stock repurchase program, originally announced on October 25, 1996. On July 22, 2008, our Board of Directors authorized total increases in the program of 15.0 million shares. Treasury shares are carried at first in, first out cost. There is no limit on the duration of the program. During 2008, we repurchased 7.2 million shares for $494.4 million, leaving 21.0 million shares remaining under the program. Current year repurchases were funded through internally generated cash. Additional share repurchases, if any, will be made in such amounts and at such times as we deem appropriate based upon prevailing market and business conditions.

ACQUISITIONS AND RELATED TRANSACTIONS
          On July 22, 2008, we completed the acquisition of the Pharmacy Services Division of MSC, a privately held PBM, for a purchase price of $251.0 million, which includes a purchase price adjustment for working capital and transaction costs. MSC is a leader in providing PBM services to clients providing workers’ compensation benefits. The transaction was accounted for under the provisions of FAS 141, “Business Combinations.” The purchase price was funded through internally generated cash and temporary borrowings under our revolving credit facility. This acquisition is reported as part of our PBM segment and did not have a material effect on our consolidated financial statements.
          We are one of the founders of RxHub, an electronic exchange enabling physicians who use electronic prescribing technology to link to pharmacies, PBM companies, and health plans. On July 1, 2008, the merger of RxHub and SureScripts was announced. The new organization will enable physicians to securely access health information when caring for their patients through a fast and efficient health exchange. We have retained one-sixth ownership in the merged company. Due to the decreased ownership percentage, the investment is being recorded using the cost method, under which dividends are the basis of recognition of earnings from an investment. This change did not have a material effect on our consolidated financial statements.
          On October 10, 2007, we purchased Connect Your Care, LLC (“CYC”), a leading provider of consumer directed healthcare technology solutions to the employer, health plan and financial services markets. The purchase price was funded through internally generated cash. The purchase agreement includes an earnout provision, payable after three years based on the performance of the business. This acquisition is reported as part of our PBM segment, and did not have a material effect on our consolidated financial statements.
          We regularly review potential acquisitions and affiliation opportunities. We believe available cash resources, bank financing or the issuance of additional common stock could be used to finance future acquisitions or affiliations. There can be no assurance we will make new acquisitions or establish new affiliations in 2009 or thereafter.
BANK CREDIT FACILITY
          At December 31, 2008, our credit facility includes $960.0 million of Term A loans, $800.0 million of Term-1 loans and a $600.0 million revolving credit facility. The revolving credit facility (none of which was outstanding as of December 31, 2008) is available for general corporate purposes. During 2008, we made scheduled payments of $260.0 million on our Term A loan. The maturity date of our credit facility is October 14, 2010.
          Our credit facility requires us to pay interest periodically on the London Interbank Offered Rates (“LIBOR”) or base rate options, plus a margin. The margin over LIBOR ranges from 0.50% to 1.125%, depending on our consolidated leverage ratio or our credit rating. Under our credit facility we are required to pay commitment fees on the unused portion of the $600.0 million revolving credit facility. The commitment fee will range from 0.10% to 0.25% depending on our consolidated leverage ratio or our credit rating.
          At December 31, 2008, the weighted average interest rate on the facility was 3.7%. Our credit facility contains covenants which limit the indebtedness we may incur, the common shares we may repurchase, and dividends we may pay. The repurchase and dividend covenant applies if certain leverage thresholds are exceeded. The covenants also include a minimum interest coverage ratio and a maximum leverage ratio. At December 31, 2008, we believe we are in compliance with all covenants associated with our credit facility.
CREDIT MARKET CONDITIONS
          As of December 31, 2008, we had $530.7 million of cash on hand which is above historical levels. We consistently generate positive cash flow from operations and typically do not rely on external sources of capital to meet our routine operating needs, including required payments of debt under our credit agreements. As a result, we do not expect material adverse financial consequences due to the recent credit market conditions.

CONTRACTUAL OBLIGATIONS AND COMMERCIAL COMMITMENTS
          The following table sets forth our schedule of current maturities of our long-term debt as of December 31, 2008, and future minimum lease payments due under noncancellable operating leases of our continuing operations (in millions):

	Payments Due by Period as of December 31, 2008
Contractual obligations	Total	2009	2010 – 2011	2012 – 2013	After 2014

Long-term debt (1)	$1,760.3	$420.0	$1,340.1	$0.2	$0.0
Future minimum lease payments (2)	183.7	31.9	54.4	44.9	52.5
Purchase commitments (3)	62.1	33.7	25.6	2.0	0.8

Total contractual cash obligations	$2,006.1	$485.6	$1,420.1	$47.1	$53.3

(1)	These payments exclude the interest expense on our credit facility, which requires us to pay interest on LIBOR plus a margin. Our interest payments fluctuate with changes in LIBOR and in the margin over LIBOR we are required to pay (see “—Bank Credit Facility”).

(2)	In July 2004, we entered into a capital lease with the Camden County Joint Development Authority in association with the development of our Patient Care Contact Center in St. Marys, Georgia. At December 31, 2008, our lease obligation is $9.1 million. In accordance with FIN 39, “Offsetting of Amounts Related to Certain Contracts”, our lease obligation has been offset against $9.1 million of industrial revenue bonds issued to us by the Camden County Joint Development Authority.

(3)	These amounts consist of required future purchase commitments for materials, supplies, services and fixed assets in the normal course of business. We do not expect potential payments under these provisions to materially affect results of operations or financial condition. This conclusion is based upon reasonably likely outcomes derived by reference to historical experience and current business plans.
          The gross liability for uncertain tax positions under FIN 48 is $40.4 million and $28.4 million as of December 31, 2008 and 2007, respectively. We do not expect a significant payment related to these obligations to be made within the next twelve months. We are not able to provide a reasonable reliable estimate of the timing of future payments relating to the non-current FIN 48 obligations.
OTHER MATTERS
          In September 2006, the Financial Accounting Standards Board (“FASB”) issued FAS 157, “Fair Value Measurements” (“FAS 157”). FAS 157 defines fair value, establishes guidelines for measuring fair value and expands disclosures regarding fair value measurements. FAS 157 will apply whenever another standard requires (or permits) assets or liabilities to be measured at fair value. This standard does not expand the use of fair value to any new circumstances. FAS 157 was effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. On February 6, 2008 the FASB approved the Financial Staff Position that will defer the effective date of FAS 157 by one year for nonfinancial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis. Our partial adoption of FAS 157 for financial assets and liabilities as of January 1, 2008 did not have a material impact on our consolidated financial position, results of operations or cash flows (see Note 2).
          In February 2007, the FASB issued FAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FASB Statement No. 115” (“FAS 159”). Under FAS 159, a company may elect to measure eligible financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings at each subsequent reporting date. Eligible items include, but are not limited to, accounts and loans receivable, equity method investments, accounts payable, guarantees, issued debt and firm commitments. If elected, FAS 159 is effective for fiscal years beginning after November 15, 2007. Currently, we have not elected to account for any of our eligible items using the fair value option under FAS 159.
          In December 2007, the FASB issued FAS 141R, “Business Combinations,” and FAS 160, “Business Combinations and Noncontrolling Interests” “FAS 141R” and “FAS 160,” respectively). FAS 141R and FAS 160 are effective for fiscal years beginning after December 15, 2008. FAS 141R changes the definitions of a business and a business combination, and will result in more transactions recorded as business combinations. Certain acquired contingencies will be recorded initially at fair value on the acquisition date, transaction and restructuring costs generally will be expensed as incurred and in partial acquisitions companies generally will record 100 percent of the assets and liabilities at fair value, including goodwill. We do not expect these pronouncements to have an effect on our financial statements unless we enter into a business combination subsequent to the effective date.
IMPACT OF INFLATION
          Changes in prices charged by manufacturers and wholesalers for pharmaceuticals affect our revenues and cost of revenues. Most of our contracts provide that we bill clients based on a generally recognized price index for pharmaceuticals.

Item 8 — Consolidated Financial Statements and Supplementary Data
Report of Independent Registered Public Accounting Firm
To the Board of Directors and Stockholders of Express Scripts, Inc.:
     In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of changes in stockholders’ equity and of cash flows present fairly, in all material respects, the financial position of Express Scripts, Inc. and its subsidiaries at December 31, 2008 and December 31, 2007, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2008 in conformity with accounting principles generally accepted in the United States of America. In addition, in our opinion, the accompanying financial statement schedule presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements. Also in our opinion, the Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). The Company’s management is responsible for these financial statements and financial statement schedule, for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in Management’s Report on Internal Control Over Financial Reporting (not presented herein) appearing under Item 9A of the Annual Report on Form 10-K for the year ended December 31, 2008. Our responsibility is to express opinions on these financial statements, on the financial statement schedule and on the Company’s internal control over financial reporting based on our integrated audits. We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audits of the financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audits also included performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.
     The Company changed the manner in which it accounts for member co-payments to retail pharmacies for the year ended December 31, 2008. The Company’s current revenue recognition policy regarding member co-payments to retail pharmacies is described in Note 1. As discussed in Note 1 to the consolidated financial statements, the Company changed the manner in which it accounts for uncertain tax positions for the year ended December 31, 2007.
     A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (i) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.
     Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

     As described in Management’s Report on Internal Control Over Financial Reporting (not presented herein) appearing under Item 9A of the Annual Report on Form 10-K for the year ended December 31, 2008, management has excluded Medical Services Company from its assessment of internal control over financial reporting as of December 31, 2008 because it was acquired by the Company in a purchase business combination during 2008. We have also excluded Medical Services Company from our audit of internal control over financial reporting. Medical Services Company is a wholly-owned subsidiary whose total assets and total revenues represent 4.9% and 0.4%, respectively, of the related consolidated financial statement amounts as of and for the year ended December 31, 2008.
     /s/ PricewaterhouseCoopers LLP
     St. Louis, Missouri
     February 24, 2009, except with respect to our opinion on the consolidated financial statements insofar as it relates to the change in reportable segments as described in Notes 1 and 14 and the condensed consolidating financial information included in Note 16, as to which the date is June 1, 2009

EXPRESS SCRIPTS, INC.
CONSOLIDATED BALANCE SHEET

	December 31,
(in millions, except share data)	2008	2007

Assets:
Current assets:
Cash and cash equivalents	$530.7	$434.7
Restricted cash and investments	4.8	2.2
Receivables, net	1,155.9	1,184.6
Inventories	203.0	166.1
Deferred taxes	118.2	121.1
Prepaid expenses and other current assets	31.2	18.7
Current assets of discontinued operations	—	40.4

Total current assets	2,043.8	1,967.8
Property and equipment, net	222.2	215.5
Goodwill	2,881.1	2,695.3
Other intangible assets, net	332.6	342.0
Other assets	29.5	30.2
Non-current assets of discontinued operations	—	5.6

Total assets	$5,509.2	$5,256.4

Liabilities and stockholders’ equity
Current liabilities:
Claims and rebates payable	$1,380.7	$1,258.9
Accounts payable	496.4	517.3
Accrued expenses	420.5	432.5
Current maturities of long-term debt	420.0	260.1
Current liabilities of discontinued operations	4.1	6.2

Total current liabilities	2,721.7	2,475.0
Long-term debt	1,340.3	1,760.3
Other liabilities	369.0	324.7

Total liabilities	4,431.0	4,560.0

Commitments and contingencies (Note 13)

Stockholders’ equity:
Preferred stock, 5,000,000 shares authorized, $0.01 par value per share; and no shares issued and outstanding	—	—
Common stock, 1,000,000,000 shares authorized, $0.01 par value; shares issued: 318,958,000 and 318,886,000, respectively; shares outstanding: 247,649,000 and 252,371,000, respectively	3.2	3.2
Additional paid-in capital	640.8	564.5
Accumulated other comprehensive income	6.2	20.9
Retained earnings	3,361.0	2,584.9

	4,011.2	3,173.5
Common stock in treasury at cost, 71,309,000 and 66,515,000 shares, respectively	(2,933.0)	(2,477.1)

Total stockholders’ equity	1,078.2	696.4

Total liabilities and stockholders’ equity	$5,509.2	$5,256.4

See accompanying Notes to Consolidated Financial Statements

EXPRESS SCRIPTS, INC.
CONSOLIDATED STATEMENT OF OPERATIONS

	Year Ended December 31,
(in millions, except per share data)	2008	2007	2006

Revenues [1]	$21,978.0	$21,824.0	$21,562.6
Cost of revenues [1]	19,937.1	20,065.2	20,093.7

Gross profit	2,040.9	1,758.8	1,468.9
Selling, general and administrative	760.4	698.0	643.1

Operating income	1,280.5	1,060.8	825.8

Other (expense) income:
Non-operating charges, net	(2.0)	(18.6)	—
Undistributed loss from joint venture	(0.3)	(1.3)	(1.6)
Interest income	13.0	12.2	13.7
Interest expense	(77.6)	(108.4)	(95.7)

	(66.9)	(116.1)	(83.6)

Income before income taxes	1,213.6	944.7	742.2
Provision for income taxes	434.0	344.2	266.8

Net income from continuing operations	779.6	600.5	475.4
Net loss from discontinued operations, net of tax	(3.5)	(32.7)	(1.0)

Net income	$776.1	$567.8	$474.4

Weighted average number of common shares outstanding during the period:
Basic:	248.9	260.4	279.6
Diluted:	251.8	264.0	284.0

Basic earnings (loss) per share:
Continuing operations	$3.13	$2.31	$1.70
Discontinued operations	(0.01)	(0.13)	—
Net earnings	3.12	2.18	1.70

Diluted earnings (loss) per share:
Continuing operations	$3.10	$2.27	$1.67
Discontinued operations	(0.01)	(0.12)	—
Net earnings	3.08	2.15	1.67

[1]	Includes retail pharmacy co-payments of $3,153.6, $3,554.5 and $4,012.7 for the years ended December 31, 2008, 2007, and 2006, respectively.
See accompanying Notes to Consolidated Financial Statements

EXPRESS SCRIPTS, INC.
CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS’ EQUITY

		Amount
	Number			Unearned
	of			Compensation	Accumulated
	Shares		Additional	Under Employee	Other
	Common	Common	Paid-in	Compensation	Comprehensive	Retained	Treasury
(in millions)	Stock	Stock	Capital	Plans	Income	Earnings	Stock	Total

Balance at December 31, 2005	159.5	$1.6	$473.5	$(5.8)	$9.8	$1,542.9	$(557.2)	$1,464.8

Comprehensive income:
Net income	—	—	—	—	—	474.4	—	474.4
Other comprehensive income,
Foreign currency translation adjustment	—	—	—	—	0.1	—	—	0.1
Realized and unrealized gain on available for sale securities; net of taxes	—	—	—	—	2.0	—	—	2.0

Comprehensive income	—	—	—	—	2.1	474.4	—	476.5
Reclassification of unearned compensation upon adoption of FAS 123R	—	—	(5.8)	5.8	—	—	—	—
Treasury stock acquired	—	—	—	—	—	—	(906.8)	(906.8)
Common stock issued under employee plans, net of forfeitures and stock redeemed for taxes	(0.1)	—	(7.5)	—	—	—	5.6	(1.9)
Amortization of unearned compensation under employee plans	—	—	27.6	—	—	—	—	27.6
Exercise of stock options	—	—	(22.9)	—	—	—	57.2	34.3
Tax benefit relating to employee stock compensation	—	—	30.4	—	—	—	—	30.4

Balance at December 31, 2006	159.4	1.6	495.3	—	11.9	2,017.3	(1,401.2)	1,124.9

Comprehensive income:
Net income	—	—	—	—	—	567.8	—	567.8
Other comprehensive income,
Foreign currency translation adjustment	—	—	—	—	11.0	—	—	11.0
Realized and unrealized gain on available for sale securities; net of taxes	—	—	—	—	(2.0)	—	—	(2.0)

Comprehensive income	—	—	—	—	9.0	567.8	—	576.8
Stock split in form of dividend	159.4	1.6	(1.6)	—	—	—	—	—
Treasury stock acquired	—	—	—	—	—	—	(1,140.3)	(1,140.3)
Common stock issued under employee plans, net of forfeitures and stock redeemed for taxes	0.1	—	1.5	—	—	—	3.1	4.6
Amortization of unearned compensation under employee plans	—	—	31.6	—	—	—	—	31.6
Exercise of stock options	—	—	(11.7)	—	—	—	61.3	49.6
Tax benefit relating to employee stock compensation	—	—	49.4	—	—	—	—	49.4
Cumulative effect of adoption of FIN 48	—	—	—	—	—	(0.2)	—	(0.2)

Balance at December 31, 2007	318.9	3.2	564.5	—	20.9	2,584.9	(2,477.1)	696.4

Comprehensive income:
Net income	—	—	—	—	—	776.1	—	776.1
Other comprehensive income,
Foreign currency translation adjustment	—	—	—	—	(14.7)	—	—	(14.7)

Comprehensive income	—	—	—	—	(14.7)	776.1	—	761.4
Treasury stock acquired	—	—	—	—	—	—	(494.4)	(494.4)
Common stock issued under employee plans, net of forfeitures and stock redeemed for taxes	—	—	0.6	—	—	—	4.0	4.6
Amortization of unearned compensation under employee plans	—	—	40.3	—	—	—	—	40.3
Exercise of stock options	—	—	(6.8)	—	—	—	34.5	27.7
Tax benefit relating to employee stock compensation	—	—	42.2	—	—	—	—	42.2

Balance at December 31, 2008	318.9	$3.2	$640.8	$—	$6.2	$3,361.0	$(2,933.0)	$1,078.2

See accompanying Notes to Consolidated Financial Statements

EXPRESS SCRIPTS, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS

	Year Ended December 31,
(in millions)	2008	2007	2006

Cash flows from operating activities:
Net income	$776.1	$567.8	$474.4
Net loss from discontinued operations, net of tax	3.5	32.7	1.0

Net income from continuing operations	779.6	600.5	475.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	97.7	97.5	99.8
Deferred income taxes	33.8	4.1	7.6
Bad debt expense	30.1	36.7	13.5
Employee stock-based compensation expense	40.2	31.6	27.6
Other, net	20.7	0.5	(0.1)
Changes in operating assets and liabilities, net of changes resulting from acquisitions:
Receivables	21.9	71.6	35.7
Inventories	(38.0)	25.3	77.4
Other current and non-current assets	5.4	6.9	44.5
Claims and rebates payable	113.0	(16.8)	(104.2)
Other current and non-current liabilities	(8.8)	(9.8)	(3.7)

Net cash provided by operating activities—continuing operations	1,095.6	848.1	673.5
Net cash provided by (used in) operating activities—discontinued operations	7.4	(20.8)	(14.9)

Net cash flows provided by operating activities	1,103.0	827.3	658.6

Cash flows from investing activities:
Purchases of property and equipment	(85.8)	(75.0)	(66.6)
Acquisitions, net of cash acquired, and investment in joint venture	(251.5)	(14.3)	0.1
Sale (purchase) of marketable securities	—	34.2	(31.5)
Short term investment transferred from cash	(49.3)	—	—
Cash received from short term investment	38.9	—	—
Proceeds from the sale of business	27.7	—	—
Other	(0.6)	(0.7)	(2.8)

Net cash used in investing activities—continuing operations	(320.6)	(55.8)	(100.8)
Net cash used in investing activities—discontinued operations	—	(2.5)	(0.2)

Net cash used in investing activities	(320.6)	(58.3)	(101.0)

Cash flows from financing activities:
Proceeds from long-term debt	—	800.0	—
Repayment of long-term debt	(260.0)	(180.1)	(110.1)
Proceeds from (repayments of) revolving credit line, net	—	(50.0)	50.0
Tax benefit relating to employee stock-based compensation	42.1	49.4	30.4
Treasury stock acquired	(494.4)	(1,140.3)	(906.8)
Deferred financing fees	—	(1.5)	(0.4)
Net proceeds from employee stock plans	31.9	52.8	32.2

Net cash used in financing activities	(680.4)	(469.7)	(904.7)

Effect of foreign currency translation adjustment	(6.0)	4.4	0.2

Net increase (decrease) in cash and cash equivalents	96.0	303.7	(346.9)
Cash and cash equivalents at beginning of year	434.7	131.0	477.9

Cash and cash equivalents at end of year	$530.7	$434.7	$131.0

Supplemental data:
Cash paid during the year for:
Income tax payments, net of refunds	$342.4	$279.2	$192.9
Interest	72.9	112.2	96.9
See accompanying Notes to Consolidated Financial Statements

EXPRESS SCRIPTS, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
1. Summary of significant accounting policies
          Organization and operations. We are one of the largest full-service pharmacy benefit management (“PBM”) companies in North America, providing health care management and administration services on behalf of clients that include health maintenance organizations, health insurers, third-party administrators, employers, union-sponsored benefit plans, workers’ compensation plans and government health programs. During the first quarter of 2009, we changed our reportable segments to Pharmacy Benefit Manager (“PBM”) and Emerging Markets (“EM”). Segment disclosures for 2008, 2007 and 2006 have been reclassified to reflect the new structure where appropriate. Under the new structure, our integrated PBM services include network claims processing, home delivery services, patient care and direct specialty home delivery to patients, benefit design consultation, drug utilization review, formulary management, drug data analysis services, distribution of injectable drugs to patient homes and physicians offices, bio-pharma services, and fulfillment of prescriptions to low-income patients through manufacturer-sponsored patient assistance programs and company-sponsored generic patient assistance programs. Through our EM segment, we provide services including distribution of pharmaceuticals and medical supplies to providers and clinics, distribution of sample units to physicians and verification of practitioner licensure; fertility services to providers and patients; and healthcare administration and implementation of consumer-directed healthcare solutions.
          As noted above, we report segments on the basis of services offered and have determined we have two reportable segments: PBM and EM. Our domestic and Canadian PBM operating segments have similar characteristics and as such have been aggregated into a single PBM reporting segment. Our EM segment services including distribution of pharmaceuticals and medical supplies to providers and clinics, distribution of sample units to physicians and verification of practitioner licensure; fertility services to providers and patients; and healthcare administration and implementation of consumer-directed healthcare solutions.
          Basis of presentation. The consolidated financial statements include our accounts and those of our wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated. Investments in affiliated companies, 20% to 50% owned, are accounted for under the equity method. Certain amounts in prior years have been reclassified to conform with the current year presentation. The preparation of the consolidated financial statements conforms to generally accepted accounting principles in the United States, and requires us to make estimates and assumptions which affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual amounts could differ from those estimates and assumptions.
          Discontinued operations. On June 30, 2008, we completed the sale of CuraScript Infusion Pharmacy, Inc. (“IP”), our infusion pharmacy line of business, for $27.5 million and recorded a pre-tax gain of approximately $7.4 million. The gain is included in net loss from discontinued operations, net of tax in the consolidated statement of income for the year ended December 31, 2008. IP was identified as available for sale during the fourth quarter of 2007 as we considered it non-core to our future operations.
          On April 4, 2008, we completed the sale of Custom Medical Products, Inc. (“CMP”) and recorded a pre-tax loss of approximately $1.3 million which is included in net loss from discontinued operations, net of tax in the consolidated statement of income for the year ended December 31, 2008 (see Note 4).
          Cash and cash equivalents. Cash and cash equivalents include cash on hand and investments with original maturities of three months or less. We have banking relationships resulting in certain cash disbursement accounts being maintained by banks not holding our cash concentration accounts. As a result, cash disbursement accounts carrying negative book balances of $254.3 million and $231.6 million (representing outstanding checks not yet presented for payment) have been reclassified to claims and rebates payable, accounts payable and accrued expenses at December 31, 2008 and 2007, respectively. This reclassification restores balances to cash and current liabilities for liabilities to our vendors which have not been settled. No overdraft or unsecured short-term loan exists in relation to these negative balances.
          We have restricted cash and cash equivalents in the amount of $4.8 million and $2.2 million at December 31, 2008 and 2007, respectively. These amounts consist of investments and cash which include participants’ health savings accounts as well as employers’ pre-funding amounts.

          Accounts receivable. Based on our revenue recognition policies discussed below, certain claims at the end of a period are unbilled. Revenue and unbilled receivables for those claims are estimated each period based on the amount to be paid to network pharmacies and historical gross margin. Estimates are adjusted to actual at the time of billing. Historically, adjustments to our original estimates have been immaterial. As of December 31, 2008 and 2007, unbilled receivables for continuing operations were $561.9 million and $592.9 million, respectively. Unbilled receivables are billed to clients typically within 30 days based on the contractual billing schedule agreed upon with the client.
          We provide an allowance for doubtful accounts equal to estimated uncollectible receivables. This estimate is based on the current status of each customer’s receivable balance as well as current economic and market conditions. Receivables are written off against the allowance only upon determination such amounts are not recoverable and all collection attempts have failed. As of December 31, 2008 and 2007, we have an allowance for doubtful accounts for continuing operations of $76.8 million and $75.4 million, respectively.
          Inventories. Inventories consist of prescription drugs and medical supplies which are stated at the lower of first-in first-out cost or market.
          Property and equipment. Property and equipment is carried at cost and is depreciated using the straight-line method over estimated useful lives of seven years for furniture and three to five years for equipment and purchased computer software. Leasehold improvements are amortized on a straight-line basis over the remaining term of the lease or the useful life of the asset, if shorter. Expenditures for repairs, maintenance and renewals are charged to income as incurred. Expenditures that improve an asset or extend its estimated useful life are capitalized. When properties are retired or otherwise disposed of, the related cost and accumulated depreciation are removed from the accounts and any gain or loss is included in income.
          Research and development expenditures relating to the development of software for internal purposes are charged to expense until technological feasibility is established in accordance with Statement of Position 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” Thereafter, the remaining software production costs up to the date placed into production are capitalized and included as property and equipment. Amortization of the capitalized amounts commences on the date placed into production, and is computed on a product-by-product basis using the straight-line method over the remaining estimated economic life of the product but not more than five years. Reductions, if any, in the carrying value of capitalized software costs to net realizable value are expensed. With respect to capitalized software costs, we recorded amortization expense of $21.3 million in 2008, $18.2 million in 2007 and $17.4 million in 2006.
          Marketable securities. All investments not included as cash and cash equivalents are accounted for under Financial Accounting Standards Board Statement No. (“FAS”) 115, “Accounting for Certain Investments in Debt and Equity Securities.” Management determines the appropriate classification of our marketable securities at the time of purchase and reevaluates such determination at each balance sheet date. All marketable securities at December 31, 2008 and 2007 were recorded in other non-current assets on our consolidated balance sheet (see Note 2).
          Securities bought and held principally for the purpose of selling them in the near term are classified as trading securities. Trading securities are reported at fair value, which is based upon quoted market prices, with unrealized holding gains and losses included in earnings. We held trading securities, consisting primarily of mutual funds, totaling $12.8 million and $20.9 million at December 31, 2008 and 2007, respectively. We maintain our trading securities to offset changes in certain liabilities related to our deferred compensation plan discussed in Note 12. Net (loss) gain recognized on the trading portfolio were ($5.2) million, $1.9 million, and $2.7 million in 2008, 2007, and 2006, respectively.
          Securities not classified as trading or held-to-maturity securities are classified as available-for-sale securities. Available-for-sale securities are reported at fair value, which is based upon quoted market prices, with unrealized holding gains and losses reported through other comprehensive income, net of applicable taxes. At December 31, 2006, we held available-for-sale securities with a value of $33.4 million, consisting primarily of common stock of Caremark Rx, Inc. (“Caremark”). In 2006, we recorded unrealized gains on our available-for-sale securities of $3.4 million ($2.0 million, net of tax) in other comprehensive income. We sold these shares for a non-operating gain of $4.2 million in the second quarter of 2007.
          Impairment of long lived assets. We evaluate whether events and circumstances have occurred which indicate the remaining estimated useful life of long lived assets, including other intangible assets, may warrant revision or the remaining balance of an asset may not be recoverable. The measurement of possible impairment is based on the ability to recover the balance of assets from expected future operating cash flows on an undiscounted basis. Impairment losses, if any, would be determined based on the present value of the cash flows using discount rates that reflect the inherent risk of the underlying business (see Note 4 and Note 8).
          Goodwill. Goodwill is evaluated for impairment annually or when events or circumstances occur indicating goodwill might be impaired in accordance with FAS 142, “Goodwill and Other Intangible Assets.” In addition, we evaluate whether events or circumstances have occurred which may indicate an impairment in goodwill. The measurement of possible impairment is based on the ability to recover the balance of assets from expected future operating cash flows on an undiscounted basis. Impairment losses, if any, would be determined based on the present value of the cash flows using discount rates that reflect the inherent risk of the underlying business.
          No impairment existed for any of our reporting units at December 31, 2008 or 2007, except for the $7.0 million impairment charges recorded for IP in the net loss from discontinued operations for 2007 (see Note 8). As noted above, IP was classified as a discontinued operation during the fourth quarter of 2007.
          Other intangible assets. Other intangible assets include, but are not limited to, customer contracts and relationships, non-compete agreements, deferred financing fees, trade names and certain advance discounts paid to clients under contractual agreements. Other intangible assets, excluding customer contracts, customer relationships and trade names, are recorded at cost. Customer contracts and relationships are valued based on discounted cash flows over the expected life of the intangible asset. Excluding trade names which have an indefinite life, other intangible assets are amortized on a straight-line basis, which approximates the pattern of benefit, over periods from 1 to 20 years (see Note 8).
          The amount of other intangibles assets reported for our continuing operations is net of accumulated amortization of $195.5 million and $205.5 million at December 31, 2008 and 2007, respectively. Amortization expense for our continuing operations for customer-related intangibles and non-compete agreements included in selling, general and administrative expenses was $33.7 million for the years ended December 31, 2008 and 2007 and $34.0 million for the year ended 2006, respectively. Amortization expense for our continuing operations for deferred financing fees included in interest expense was $2.4 million, $2.2 million and $1.9 million in 2008, 2007 and 2006, respectively. Amortization expense for our continuing operations for advance discounts paid to customers is recorded against revenue and was $0.6 million, $2.8 million and $5.2 million in 2008, 2007 and 2006, respectively.
          In connection with our evaluation of IP as a discontinued operation during 2007, we wrote-off intangible assets with a net book value of $0.4 million (gross carrying value of $0.7 million net of accumulated amortization of $0.3 million), consisting of contractual relationships, in the net loss from discontinued operations.
          Self-insurance reserves. We maintain insurance coverage for claims that arise in the normal course of business. Where insurance coverage is not available, or, in our judgment, is not cost-effective, we maintain self-insurance reserves to reduce our exposure to future legal costs, settlements and judgments. Self-insured losses are accrued based upon estimates of the aggregate liability for the costs of uninsured claims incurred using certain actuarial assumptions followed in the insurance industry and our historical experience (see Note 13). It is not possible to predict with certainty the outcome of these claims, and we can give no assurances any losses, in excess of our insurance and any self-insurance reserves, will not be material.
          Fair value of financial instruments. The carrying value of cash and cash equivalents, accounts receivable, claims and rebates payable, and accounts payable approximated fair values due to the short-term maturities of these instruments. The fair value, which approximates the carrying value, of our bank credit facility was estimated using either quoted market prices or the current rates offered to us for debt with similar maturity (see Note 2).
          Revenue recognition. Revenues from our PBM segment are earned by dispensing prescriptions from our home delivery and specialty pharmacies, processing claims for prescriptions filled by retail pharmacies in our networks, and by providing services to drug manufacturers, including administration of discount programs (see also “Rebate accounting” below).
          Revenues from dispensing prescriptions from our home delivery pharmacies are recorded when prescriptions are shipped. At the time of shipment, our earnings process is complete: the obligation of our customer to pay for the drugs is fixed, and, due to the nature of the product, the member may not return the drugs nor receive a refund.
          Revenues from our specialty line of business are from providing medications/pharmaceuticals for diseases that rely upon high-cost injectible, infused, oral, or inhaled drugs which have sensitive handling and storage needs and bio-pharmaceutical services including marketing, reimbursement and customized logistics solutions. Specialty revenues earned by our PBM segment are recognized at the point of shipment. At the time of shipment, we have performed substantially all of our obligations under our customer contracts and do not experience a significant level of reshipments. Appropriate reserves are recorded for discounts and contractual allowances which are estimated based on historical collections over a recent period. Any differences between our estimates and actual collections are reflected in operations in the period in which payment is received. Differences may result in the amount and timing of our revenues for any period if actual performance varies from our estimates. Allowances for returns are estimated based on historical return trends.
          Revenues from our PBM segment are also derived from the distribution of pharmaceuticals requiring special handling or packaging where we have been selected by the pharmaceutical manufacturer as part of a limited distribution network and the distribution of pharmaceuticals through Patient Assistance Programs where we receive a fee from the pharmaceutical manufacturer for administrative and pharmacy services for the delivery of certain drugs free of charge to doctors for their low-income patients. These revenues include administrative fees received from these programs.
          Revenues related to the distribution of prescription drugs by retail pharmacies in our networks consist of the prescription price (ingredient cost plus dispensing fee) negotiated with our clients, including the portion to be settled directly by the member (co-payment), plus any associated administrative fees. These revenues are recognized when the claim is processed. When we independently have a contractual obligation to pay our network pharmacy providers for benefits provided to our clients’ members, we act as a principal in the arrangement and we include the total prescription price as revenue in accordance with Emerging Issues Task Force (“EITF”) Issue No. 99-19, “Reporting Gross Revenue as a Principal vs. Net as an Agent.” Although we generally do not have credit risk with respect to retail co-payments, the primary indicators of gross treatment are present. When a prescription is presented by a member to a retail pharmacy within our network, we are solely responsible for confirming member eligibility, performing drug utilization review, reviewing for drug-to-drug interactions, performing clinical intervention, which may involve a call to the member’s physician, communicating plan provisions to the pharmacy, directing payment to the pharmacy and billing the client for the amount they are contractually obligated to pay us for the prescription dispensed, as specified within our client contracts. We also provide benefit design and formulary consultation services to clients. We have separately negotiated contractual relationships with our clients and with network pharmacies, and under our contracts with pharmacies we assume the credit risk of our clients’ ability to pay for drugs dispensed by these pharmacies to clients’ members. Our clients are not obligated to pay the pharmacies as we are primarily obligated to pay retail pharmacies in our network the contractually agreed upon amount for the prescription dispensed, as specified within our provider contracts. These factors indicate we are a principal as defined by EITF 99-19 and, as such, we record the total prescription price contracted with clients in revenue.
          If we merely administer a client’s network pharmacy contracts to which we are not a party and under which we do not assume credit risk, we record only our administrative fees as revenue. For these clients, we earn an administrative fee for collecting payments from the client and remitting the corresponding amount to the pharmacies in the client’s network. In these transactions we act as a conduit for the client. Because we are not the principal in these transactions, drug ingredient cost is not included in our revenues or in our cost of revenues.
          In retail pharmacy transactions, amounts paid to pharmacies and amounts charged to clients are always exclusive of the applicable co-payment. Retail pharmacy co-payments, which we instructed retail pharmacies to collect from members, of $3.2 billion, $3.6 billion and $4.0 billion for the years ended December 31, 2008, 2007, and 2006, respectively, are included in revenues and cost of revenues. We changed our accounting policy for member co-payments during the third quarter of 2008 to include member co-payments to retail pharmacies in revenue and cost of revenue. Retail pharmacy co-payments decreased in the years ended December 31, 2008, 2007, and 2006 as compared to prior periods due to the expected loss of discount card programs and other low margin clients. Additionally, the decrease is due to the increase in generic utilization.
          We bill our clients based upon the billing schedules established in client contracts. At the end of a period, any unbilled revenues related to the sale of prescription drugs that have been adjudicated with retail pharmacies are estimated based on the amount we will pay to the pharmacies and historical gross margin. Those amounts due from our clients are recorded as revenue as they are contractually due to us for past transactions. Adjustments are made to these estimated revenues to reflect actual billings at the time clients are billed; historically, these adjustments have not been material.
          Revenues from our EM segment are earned from the distribution of pharmaceuticals and medical supplies to providers and clinics and fertility services to providers and patients. These revenues are recognized at the point of shipment. At the time of shipment, we have performed substantially all of our obligations under our customer contracts and do not experience a significant level of reshipments. Appropriate reserves are recorded for discounts and contractual allowances which are estimated based on historical collections over a recent period. Any differences between our estimates and actual collections are reflected in operations in the period in which payment is received. Differences may result in the amount and timing of our revenues for any period if actual performance varies from our estimates. Allowances for returns are estimated based on historical return trends.
          Revenues from our EM segment also are derived from sample fulfillment and sample accountability services. Revenues include administrative fees received from these programs as well as fees for verification of practitioner licensure. We also administer sample card programs for certain manufacturers and include the ingredient costs of those drug samples dispensed from retail pharmacies in EM revenues, and the associated costs for these sample card programs in cost of revenues. Because manufacturers are independently obligated to pay us and we have an independent contractual obligation to pay our network pharmacy providers for free samples dispensed to patients under sample card programs, we include the total payments from these manufacturers (including ingredient costs) as revenue, and payments to the network pharmacy provider as cost of revenue. These transactions require us to assume credit risk.
          Rebate accounting. We administer a rebate program through which we receive rebates and administrative fees from pharmaceutical manufacturers. Rebates and administration fees earned for the administration of this program, performed in conjunction with claim processing and home delivery services provided to clients, are recorded as a reduction of cost of revenue and the portion of the rebate and administration fees payable to customers is treated as a reduction of revenue. The portion of rebates and administration fees payable to clients is estimated based on historical and/or anticipated sharing percentages. These estimates are adjusted to actual when amounts are paid to clients. We record rebates and administrative fees receivable from the manufacturer and payable to clients when the prescriptions covered under contractual agreements with the manufacturers are dispensed; these amounts are not dependent upon future pharmaceutical sales. Rebates and administrative fees billed to manufacturers are determinable when the drug is dispensed. We pay all or a contractually agreed upon portion of such rebates to our clients.
          Cost of revenues. Cost of revenues includes product costs, network pharmacy claims payments, co-payments, and other direct costs associated with dispensing prescriptions, including shipping and handling (see also “Revenue Recognition” and “Rebate Accounting”). We changed our accounting policy for member co-payments during the third quarter of 2008 to include member co-payments to retail pharmacies in revenue and cost of revenue.
          Income taxes. Deferred tax assets and liabilities are recognized based on temporary differences between financial statement basis and tax basis of assets and liabilities using presently enacted tax rates. On January 1, 2007, we adopted the provisions of Financial Accounting Standards Board (“FASB”) Interpretation (“FIN”) 48, “Accounting for Uncertainty in Income Taxes—an interpretation of FASB Statement No. 109” (see Note 10).
          Employee stock-based compensation. On January 1, 2006, we adopted FAS 123R, “Share-Based Payment,” which replaces FAS 123, “Accounting for Stock-Based Compensation,” and supersedes Accounting Principles Board No. (“APB”) 25, “Accounting for Stock Issued to Employees.” We adopted FAS 123R using the modified prospective method. Under this method of adoption, prior periods are not restated. For awards granted prior to the adoption of FAS 123R, compensation cost is recognized for the unvested portion of outstanding awards based on the grant-date fair value calculated under FAS 123 for pro forma disclosures. We elected to use the short-cut method for determining the historical pool of windfall tax benefits.
          Grant-date fair value of stock options and “stock-settled” stock appreciation rights (“SSRs”) are estimated using a Black-Scholes valuation model. Compensation expense is reduced based on estimated forfeitures with adjustments to actual recorded at the time of vesting. Forfeitures are estimated based on historical experience. We use an accelerated method of recognizing compensation cost for awards with graded vesting, which essentially treats the grant as three separate awards, with vesting periods of 12, 24 and 36 months for those grants that vest over three years. The majority of our stock-based awards have three-year vesting.
See Note 12 for more information regarding stock-based compensation.

          Earnings per share (reflecting the two-for-one stock split effective June 22, 2007). Basic earnings per share (“EPS”) is computed using the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed in the same manner as basic earnings per share but adds the number of additional common shares that would have been outstanding for the period if the dilutive potential common shares had been issued. The following is the reconciliation between the number of weighted average shares used in the basic and diluted earnings per share calculation for all periods (amounts are in millions):

	2008	2007	2006

Weighted average number of common shares outstanding during the period – Basic EPS(1)	248.9	260.4	279.6
Dilutive common stock equivalents:
Outstanding stock options, SSRs, restricted stock units, and executive deferred compensation units(2)	2.9	3.6	4.4

Weighted average number of common shares outstanding during the period – Diluted EPS	251.8	264.0	284.0

(1)	The decrease in weighted average number of common shares outstanding during the period for Basic and Diluted EPS resulted from 7.2 million and 23.1 million treasury shares repurchased in the years ended December 31, 2008 and 2007, respectively.

(2)	Excludes awards of 0.4 million and 0.9 million for the year ended December 31, 2008 and 2006, respectively. These were excluded because their effect was anti-dilutive.
          The above shares are all calculated under the “treasury stock” method in accordance with FAS 128, “Earnings per Share.”
          Foreign currency translation. The financial statements of ESI Canada, our Canadian operations, are translated into U.S. dollars using the exchange rate at each balance sheet date for assets and liabilities and a weighted average exchange rate for each period for revenues, expenses, gains and losses. The functional currency for ESI Canada is the local currency and cumulative translation adjustments (credit balances of $6.2 million and $20.9 million at December 31, 2008 and 2007, respectively) are recorded within the accumulated other comprehensive income component of stockholders’ equity.
          Comprehensive income. In addition to net income, our components of comprehensive income (net of taxes) are foreign currency translation adjustments and unrealized gains and losses on available-for-sale securities. We have displayed comprehensive income within the Statement of Changes in Stockholders’ Equity.
          New accounting guidance. In February 2007, the FASB issued FAS 159, “The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FASB Statement No. 115” (“FAS 159”). Under FAS 159, a company may elect to measure eligible financial assets and financial liabilities at fair value. Unrealized gains and losses on items for which the fair value option has been elected are reported in earnings at each subsequent reporting date. Eligible items include, but are not limited to, accounts and loans receivable, equity method investments, accounts payable, guarantees, issued debt and firm commitments. If elected, FAS 159 is effective for fiscal years beginning after November 15, 2007. Currently, we have not elected to account for any of our eligible items using the fair value option under FAS 159.
          In December 2007, the FASB issued FAS 141R, “Business Combinations” and FAS 160, “Business Combinations and Noncontrolling Interests” (FAS 141R and FAS 160, respectively). FAS 141R and FAS 160 are effective for fiscal years beginning after December 15, 2008. FAS 141R changes the definitions of a business and a business combination, and will result in more transactions recorded as business combinations. Certain acquired contingencies will be recorded initially at fair value on the acquisition date, transaction and restructuring costs generally will be expensed as incurred and in partial acquisitions companies generally will record 100 percent of the assets and liabilities at fair value, including goodwill. We do not expect these pronouncements to have an effect on our financial statements unless we enter into a business combination subsequent to the effective date.
2. Fair value measurements
          In September 2006, the FASB issued FAS 157, “Fair Value Measurements” (“FAS 157”). FAS 157

defines fair value, establishes guidelines for measuring fair value and expands disclosures regarding fair value measurements. FAS 157 will apply whenever another standard requires (or permits) assets or liabilities to be measured at fair value. This standard does not expand the use of fair value to any new circumstances. FAS 157 was effective for financial statements issued for fiscal years beginning after November 15, 2007 and interim periods within those fiscal years. On February 6, 2008, the FASB approved the Financial Staff Position which deferred the effective date of FAS 157 by one year for nonfinancial assets and liabilities that are recognized or disclosed at fair value in the financial statements on a nonrecurring basis.
          We adopted FAS 157 as of January 1, 2008, with the exception of the application of the statement to nonrecurring nonfinancial assets and nonfinancial liabilities. Our partial adoption of FAS 157 did not have a material impact on our consolidated financial position, results of operations or cash flows. Nonrecurring nonfinancial assets and nonfinancial liabilities for which we have not applied the provisions of FAS 157 include those measured at fair value in goodwill impairment testing, indefinite lived intangible assets measured at fair value for impairment testing, asset retirement obligations initially measured at fair value, and those assets and liabilities initially measured at fair value in a business combination.
          FAS 157 establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.  These tiers include: Level 1, defined as observable inputs such as quoted prices in active markets for identical assets or liabilities; Level 2, defined as inputs other than quoted prices for similar assets and liabilities in active markets that are either directly or indirectly observable; and Level 3, defined as unobservable inputs in which little or no market data exists, therefore, requiring an entity to develop its own assumptions.
          Financial assets accounted for at fair value on a recurring basis at December 31, 2008 include cash equivalents of $471.2 million, restricted cash and investments of $4.8 million and trading securities of $12.8 million (included in other assets). These assets are carried at fair value based on quoted market prices for identical securities (Level 1 inputs).
          As of December 31, 2008, short-term investments, included in prepaid expenses and other current assets in the consolidated balance sheet, were carried at fair value and consisted of our investment in the Reserve Primary Fund (the “Primary Fund”), which is a money market fund. The estimated fair value of our investment in the Primary Fund was $8.4 million as of December 31, 2008. The net asset value of the Primary Fund decreased below $1 per share as a result of the Primary Fund’s valuing at zero its holdings of debt securities by Lehman Brothers Holdings, Inc., which filed for bankruptcy on September 15, 2008. Accordingly, we recognized an unrealized loss of $2.0 million in the year ended December 31, 2008, which is included in non-operating gains (charges), net in the consolidated statement of operations and reclassified the Primary Fund investment from cash and cash equivalents to prepaid expenses and other current assets in the consolidated balance sheet. We assessed the fair value of the underlying collateral for the Primary Fund through evaluation of the liquidation value of assets held by the Primary Fund, which is classified within Level 3 of the fair value hierarchy.
          We have received cash distributions of $38.9 million through December 31, 2008 and received $3.3 million subsequent to year-end. We expect to receive future distributions as the Primary Funds’s assets mature or are sold. If the markets for short term securities remain illiquid, there may be further declines in the value of our remaining investments. To the extent we determine there is a further decline in fair value, we may recognize additional losses in future periods up to the aggregate amount of these investments of $8.4 million at December 31, 2008.
3. Changes in business
          Acquisitions. On July 22, 2008, we completed the acquisition of the Pharmacy Services Division of MSC – Medical Services Company (“MSC”), a privately held PBM, for a purchase price of $251.0 million, which includes a purchase price adjustment for working capital and transaction costs. MSC is a leader in providing PBM services to clients providing workers’ compensation benefits. The transaction was accounted for under the provisions of FAS 141, “Business Combinations.” The purchase price was funded through internally generated cash and temporary borrowings under the revolving credit facility. This acquisition is reported as part of our PBM segment.
          The purchase price has been preliminarily allocated based upon the estimated fair value of net assets acquired at the date of the acquisition. A portion of the excess of purchase price over tangible net assets acquired has been allocated to intangible assets, consisting of customer relationships in the amount of $28.9 million and internally developed software in the amount of $1.2 million, which are being amortized using a straight-line method over estimated useful lives of fifteen years and five years, respectively. The acquired customer relationships and internally developed software are included in other intangibles, net and property and equipment, net, respectively, in the consolidated balance sheet. In addition, the excess of purchase price over tangible net assets and identified intangible assets acquired has been allocated to goodwill in the amount of $208.2 million. The amounts preliminarily assigned to intangible assets and goodwill may be further adjusted pending finalization of the purchase price and asset valuation. Goodwill is not deductible for tax purposes.
          On October 10, 2007, we purchased Connect Your Care, LLC (“CYC”), a leading provider of consumer directed healthcare technology solutions to the employer, health plan and financial services markets. The purchase price was funded through internally generated cash. The purchase agreement includes an earnout provision, payable after three years based on the performance of the business. This acquisition is reported as part of our PBM segment, and did not have a material effect on our consolidated financial statements.
4. Discontinued operations
          On June 30, 2008, we completed the sale of IP, our infusion pharmacy line of business, for $27.5 million and recorded a pre-tax gain of approximately $7.4 million. The gain is included in net loss from discontinued operations, net of tax in the consolidated statement of income for the year ended December 31, 2008. Rights to certain working capital balances related to IP were not sold and are retained on the balance sheet as of December 31, 2008. For a period of time, we will continue to generate cash flows and income statement activity on assets and liabilities of discontinued operations as these working capital balances wind down, which are not expected to be material.
          IP was identified as available for sale during the fourth quarter of 2007 as we considered it non-core to our future operations. In connection with the classification of IP as a discontinued operation, we recorded a charge of $34.0 million in the fourth quarter of 2007 related to impairment losses. IP was headquartered in Louisville, Kentucky and operated twelve infusion pharmacies in six states. IP offered a broad range of infused therapies in the home to patients with acute or chronic conditions.
          Prior to being classified as a discontinued operation, IP was included in our former SAAS segment. The results of operations for IP are reported as discontinued operations for all periods presented in the accompanying consolidated statements of operations. Additionally, for all periods presented, assets and liabilities of the discontinued operations are segregated in the accompanying consolidated balance sheets, and cash flows of our discontinued operations are segregated in our accompanying consolidated statement of cash flows.
          On April 4, 2008, we completed the sale of CMP and recorded a pre-tax loss of approximately $1.3 million which is included in net loss from discontinued operations, net of tax in the consolidated statement of operations for the year ended December 31, 2008. CMP, which assembles customer medical kits containing various types of medical supplies, was included in our former SAAS segment prior to being classified as a discontinued operation.
          Certain information with respect to the discontinued operations for the year ended December 31, 2008, 2007, and 2006 is summarized as follows:

(in millions)	2008	2007	2006

Revenues	$44.7	$108.3	$110.1
Net loss from discontinued operations, net of tax	(3.5)	(32.7)	(1.0)
Income tax (expense) benefit from discontinued operations	(0.3)	14.0	0.7
5. Non-operating charges, net
          The non-operating charge of $2.0 million during the year ended December 31, 2008 represents an unrealized loss on shares held in the Reserve Primary Fund (See Note 2).
          On December 18, 2006, we announced a proposal to acquire all of the outstanding shares of Caremark Rx, Inc. (“Caremark”) common stock. On March 16, 2007, Caremark shareholders approved a merger agreement with CVS Corporation (“CVS”) and we subsequently withdrew our proposal to acquire Caremark. We incurred legal and other professional fees (which do not include internal costs) of $27.2 million as a result of the proposed acquisition. These expenses were partially offset by a $4.4 million special dividend paid by CVS/Caremark Corporation (“CVS/ Caremark”) on Caremark stock we owned prior to the CVS/Caremark merger and by a non-operating gain of $4.2 million resulting from the sale of our shares of CVS/Caremark stock in the second quarter of 2007.

6. Joint venture
          On July 1, 2008, the merger of RxHub and SureScripts was announced. We are one of the founders of RxHub, an electronic exchange enabling physicians who use electronic prescribing technology to link to pharmacies, PBM companies and health plans. The new organization enables physicians to securely access health information when caring for their patients through a fast and efficient health exchange. We retain one-sixth ownership in the merged company. Due to the decreased ownership percentage, the investment is recorded under the cost method, under which dividends are the basis of recognition of earnings from an investment. RxHub has not paid any dividends to date. Prior to the merger, the investment in RxHub was recorded using the equity method of accounting, which required our percentage interest in RxHub’s results to be recorded in our consolidated statement of operations. Our percentage of RxHub’s loss for 2008, 2007 and 2006 was $0.3 million, $1.3 million, and $1.6 million, respectively, and has been recorded in other (expense) income, net, in the consolidated statement of operations. Our investment in RxHub (approximately $0.8 million and $0.2 million at December 31, 2008 and 2007, respectively) is recorded in other assets in our consolidated balance sheet.
7. Property and equipment
          Property and equipment of our continuing operations, at cost, consists of the following:

	December 31,
(in millions)	2008	2007

Land and buildings	$6.3	$6.3
Furniture	37.9	34.7
Equipment	198.8	185.1
Computer software	249.8	207.1
Leasehold improvements	51.9	50.7

	544.7	483.9
Less accumulated depreciation	322.5	268.4

	$222.2	$215.5

          Depreciation expense for our continuing operations in 2008, 2007 and 2006 was $64.0 million, $63.8 million and $65.8 million, respectively. Internally developed software, net of accumulated depreciation, for our continuing operations was $55.5 million and $78.9 million at December 31, 2008 and 2007, respectively.
          In July 2004, we entered into a capital lease with the Camden County Joint Development Authority in association with the development of our Patient Care Contact Center in St. Marys, Georgia (see Note 13).
          Under certain of our operating leases for facilities in which we operate home delivery and specialty pharmacies, we are required to remove improvements and equipment upon surrender of the property to the landlord and convert the facilities back to office space. Our asset retirement obligation for our continuing operations was $6.3 million and $6.0 million at December 31, 2008 and 2007, respectively.

8. Goodwill and Other Intangibles
          The following is a summary of our goodwill and other intangible assets of our continuing operations (amounts in millions):

	December 31, 2008		December 31, 2007
	Gross		Gross
	Carrying	Accumulated	Carrying	Accumulated
	Amount	Amortization	Amount	Amortization

Goodwill
PBM	$2,833.7	$107.0	$2,648.3	$107.4
EM	154.4	—	154.4	—

	$2,988.1	$107.0	$2,802.7	$107.4

Other intangible assets
PBM
Customer contracts	$432.2	$159.5	$405.0	$133.4
Other (1)	21.1	13.0	67.7	56.0

	453.3	172.5	472.7	189.4

EM
Customer relationships	72.4	23.0	72.4	16.1
Other	2.4	—	2.4	—

	74.8	23.0	74.8	16.1

Total other intangible assets	$528.1	$195.5	$547.5	$205.5

(1)	Changes in other intangible assets are a result of the write-off of fully-amortized contractual assets.
          The aggregate amount of amortization expense of other intangible assets for our continuing operations was $36.1 million, $38.8 million and $41.3 million for the year ended December 31, 2008, 2007 and 2006, respectively. The future aggregate amount of amortization expense of other intangible assets for our continuing operations is expected to be approximately $37.5 million for 2009, $35.6 million for 2010, $34.3 million for 2011, $32.4 million for 2012 and $32.3 million for 2013. The weighted average amortization period of intangible assets subject to amortization is 15 years in total, and by major intangible class is 5 to 20 years for customer-related intangibles and four years for other intangible assets.
          In connection with the discontinued operations of IP (see Note 4) and pursuant to our policies for assessing impairment of goodwill and long-lived assets (see Note 1), approximately $7.0 million of goodwill was written off in the fourth quarter of 2007 and we wrote-off intangible assets with a net book value of $0.4 million (gross carrying value of $0.7 million net of accumulated amortization of $0.3 million), consisting of contractual relationships.

9. Financing
          Long-term debt consists of:

	December 31,
(in millions)	2008	2007

Term A loans due October 14, 2010 with an average interest rate of 3.8% at December 31, 2008	$960.0	$1,220.0
Term-1 loans due October 14, 2010 with an average interest rate of 3.5% at December 31, 2008	800.0	800.0
Revolving credit facility due October 14, 2010	—	—
Other	0.3	0.4

Total debt	1,760.3	2,020.4

Less current maturities	420.0	260.1

Long-term debt	$1,340.3	$1,760.3

          At December 31, 2008, our credit facility includes $960.0 million of Term A loans, $800.0 million of Term-1 loans and a $600.0 million revolving credit facility. The revolving credit facility (none of which was outstanding as of December 31, 2008) is available for general corporate purposes. During 2008, we made scheduled payments of $260.0 million on the Term A loan. The maturity date of the credit facility is October 14, 2010.
          The credit facility requires us to pay interest periodically on the London Interbank Offered Rates (“LIBOR”) or base rate options, plus a margin. The margin over LIBOR will range from 0.50% to 1.125%, depending on our consolidated leverage ratio or our credit rating. Under the credit facility we are required to pay commitment fees on the unused portion of the $600.0 million revolving credit facility. The commitment fee will range from 0.10% to 0.25% depending on our consolidated leverage ratio or our credit rating.
          At December 31, 2008, the weighted average interest rate on the facility was 3.7%. The credit facility contains covenants which limit the indebtedness we may incur, the common shares we may repurchase, and dividends we may pay. The repurchase and dividend covenant applies if certain leverage thresholds are exceeded. The covenants also include a minimum interest coverage ratio and a maximum leverage ratio. At December 31, 2008, we believe we are in compliance with all covenants associated with our credit facility.
          The following represents the schedule of current maturities for our long-term debt as of December 31, 2008 (amounts in millions):

Year Ended December 31,
2009	$420.0
2010	1,340.0
2011	0.1
2012	0.1
2013	0.1
Thereafter	—

$1,760.3

10. Income taxes
          Income from continuing operations before income taxes of $1,213.6 million resulted in net tax expense of $434.0 million for 2008. We consider its foreign earnings to be indefinitely reinvested and accordingly, has not recorded a provision for United States federal and state income taxes thereon. Cumulative undistributed foreign earnings for which United States taxes have not been provided are included in consolidated retained earnings in the amount of $31.5 million, $34.3 million and $23.6 million as of December 31, 2008, 2007, and 2006, respectively. Upon distribution of foreign earnings, we may be subject to United States income taxes (subject to adjustment for foreign tax credits) and foreign withholding taxes payable.
          The provision (benefit) for income taxes for continuing operations consists of the following:

	Year Ended December 31,
(in millions)	2008	2007	2006

Income from continuing operations before income taxes:
United States	$1,221.9	$937.1	$734.8
Foreign	(8.3)	7.6	7.4

Total	$1,213.6	$944.7	$742.2

Current provision:
Federal	$381.1	$320.9	$242.6
State	18.2	15.8	14.0
Foreign	0.9	3.4	2.6

Total current provision	400.2	340.1	259.2

Deferred provision:
Federal	38.8	7.4	11.2
State	(2.1)	(2.4)	(3.8)
Foreign	(2.9)	(0.9)	0.2

Total deferred provision	33.8	4.1	7.6

Total current and deferred provision	$434.0	$344.2	$266.8

          A reconciliation of the statutory federal income tax rate and the effective tax rate follows (the effect of foreign taxes on the effective tax rate for 2008, 2007, and 2006 is immaterial):

	Year Ended December 31,
	2008	2007	2006

Statutory federal income tax rate	35.0%	35.0%	35.0%
State taxes, net of federal benefit	0.8	0.9	0.7
Non-deductible penalty	—	0.4	—
Other, net	—	0.1	0.2

Effective tax rate	35.8%	36.4%	35.9%

          Our effective tax rate decreased to 35.8% for the year ended December 31, 2008, as compared to 36.4% for the year ended December 31, 2007. Our 2008 effective rate includes discrete tax adjustments resulting in a net tax benefit of $7.7 million attributable to lapses in the applicable statutes of limitations, favorable audit resolutions, and changes in our unrecognized tax benefits. Our 2007 effective rate reflects a nondeductible penalty of $10.5 million relating to the settlement of a legal matter.
          The effective tax rate recognized in discontinued operations was (9.3)%, 29.7% and 41.2% as of December 31, 2008, 2007, and 2006, respectively. The corresponding net tax provision was $0.3 million in 2008 with a net tax benefit of $13.8 million and $0.7 million in 2007 and 2006, respectively. Our 2008 and 2007 effective tax rates were both unfavorably impacted by valuation allowances recorded against state net operating loss carryforwards. The 2008 effective rate also reflects the impact of changes in state effective rates on deferred tax assets and liabilities.

          The deferred tax assets and deferred tax liabilities for our continuing operations recorded in our Consolidated Balance Sheet are as follows:

	December 31,
(in millions)	2008	2007

Deferred tax assets:
Allowance for doubtful accounts	$25.0	$27.4
Net operating loss carryforwards and other tax attributes	24.0	18.0
Deferred compensation	3.0	6.3
Restricted stock	26.0	17.2
Accrued expenses	91.2	91.0

Other	4.3	4.2
Gross deferred tax assets	173.5	164.1
Less valuation allowance	(11.7)	(8.3)

Net deferred tax assets	161.8	155.8

Deferred tax liabilities:
Depreciation and property differences	(29.3)	(17.1)
Goodwill and customer contract amortization	(323.9)	(292.7)
Prepaids	(1.1)	(1.2)
Other	(3.0)	(2.3)

Gross deferred tax liabilities	(357.3)	(313.3)

Net deferred tax liabilities	$(195.5)	$(157.5)

          As of December 31, 2008, we have $20.0 million of state net operating loss carryforwards which expire between 2009 and 2028. A valuation allowance of $11.0 million exists for a portion of these deferred tax assets. The net current deferred tax asset is $118.3 million and $121.1 million, and the net long-term deferred tax liability, included in other liabilities, is $313.8 million and $278.6 million as of December 31, 2008 and 2007, respectively.
          A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

(in millions)	2008	2007

Balance at January 1	$28.4	$23.5
Additions for tax positions related to prior years	7.9	2.5
Reductions for tax positions related to prior years	—	(6.7)
Additions for tax positions related to the current year	9.2	10.2
Reductions for tax positions related to the current year	—	(0.1)
Reductions attributable to settlements with taxing authorities	(2.1)	—
Reductions as a result of a lapse of the applicable statute of limitations	(3.0)	(1.0)

Balance at December 31	$40.4	$28.4

          Included in our unrecognized tax benefits are $7.9 million of uncertain tax positions that would impact our effective tax rate if recognized. We do not expect any significant increases or decreases to our unrecognized tax benefits within 12 months of December 31, 2008.
          We have accrued $0.9 million and $4.1 million of interest in our consolidated statement of operations as of December 31, 2008 and 2007, respectively, resulting in $5.0 million and $4.1 million of accrued interest in our consolidated balance sheet as of December 31, 2008 and 2007, respectively. Interest was computed on the difference between the tax position recognized in accordance with FIN 48 and the amount previously taken or expected to be taken in our tax returns.
          Our U.S. federal income tax returns for tax years 2003 and beyond remain subject to examination by the Internal Revenue Service (“IRS”). The IRS commenced an examination of our consolidated 2003 and 2004 federal income tax returns in the second quarter of 2006 that is anticipated to be concluded in 2009. Accordingly, we have agreed to extend our statute of limitations for both years to September 30, 2009. Our state income tax returns for 2003 and beyond also remain subject to examination by various state authorities with the latest statute expiring on November 15, 2012.

11. Common stock (reflecting the two-for-one stock split effective June 22, 2007)
          On May 23, 2007, we announced a two-for-one stock split for stockholders of record on June 8, 2007, effective June 22, 2007. The split was affected in the form of a dividend by issuance of one additional share of common stock for each share of common stock outstanding. The earnings per share and the weighted average number of shares outstanding for basic and diluted earnings per share for each period have been adjusted for the stock split.
          We have a stock repurchase program, originally announced on October 25, 1996. In 2008, our Board of Directors authorized total increases in the program of 15 million shares. Treasury shares are carried at first in, first out cost. There is no limit on the duration of the program. During 2008, we repurchased 7.2 million shares for $494.4 million, leaving 21 million shares remaining under the program. Current year repurchases were through internally generated cash. Additional share repurchases, if any, will be made in such amounts and at such times as we deem appropriate based upon prevailing market and business conditions.
          Through December 31, 2008, approximately 17.1 million shares have been reissued in connection with employee compensation plans. As of December 31, 2008, approximately 15.0 million shares of our common stock have been reserved for employee benefit plans (see Note 12).
          Preferred Share Purchase Rights. In July 2001 our Board of Directors adopted a stockholder rights plan which declared a dividend of one right for each outstanding share of our common stock. The rights plan will expire on July 25, 2011. The rights are currently represented by our common stock certificates. When the rights become exercisable, they will entitle each holder to purchase 1/1,000th of a share of our Series A Junior Participating Preferred Stock for an exercise price of $300 (subject to adjustment). The rights will become exercisable and will trade separately from the common stock only upon the tenth day after a public announcement that a person, entity or group (“Person”) has acquired 15% or more of our outstanding common stock (“Acquiring Person”) or ten days after the commencement or public announcement of a tender or exchange offer which would result in any Person becoming an Acquiring Person; provided that any Person who beneficially owned 15% or more of our common stock as of the date of the rights plan will not become an Acquiring Person so long as such Person does not become the beneficial owner of additional shares representing 2% or more of our outstanding shares of common stock. In the event that any Person becomes an Acquiring Person, the rights will be exercisable for our common stock with a market value (as determined under the rights plan) equal to twice the exercise price. In the event that, after any Person becomes an Acquiring Person, we engage in certain mergers, consolidations, or sales of assets representing 50% or more of our assets or earning power with an Acquiring Person (or Persons acting on behalf of or in concert with an Acquiring Person), the rights will be exercisable for common stock of the acquiring or surviving company with a market value (as determined under the rights plan) equal to twice the exercise price. The rights will not be exercisable by any Acquiring Person. The rights are redeemable at a price of $0.01 per right prior to any Person becoming an Acquiring Person.
12. Employee benefit plans and stock-based compensation plans
          Retirement savings plan. We sponsor retirement savings plans under Section 401(k) of the Internal Revenue Code for all of our full-time employees. Employees may elect to enter into a written salary deferral agreement under which a maximum of 15% to 25% of their salary, subject to aggregate limits required under the Internal Revenue Code, may be contributed to the plan. We match 200% of the first 1% and 100% of the next 3% of the employees’ compensation contributed to the Plan for substantially all employees. For the years ended December 31, 2008, 2007, and 2006, we had contribution expense of approximately $19.7 million, $17.9 million and $16.6 million, respectively.
          Employee stock purchase plan. We offer an employee stock purchase plan that qualifies under Section 423 of the Internal Revenue Code and permits all employees, excluding certain management level employees, to purchase shares of our common stock. Participating employees may contribute up to 10% of their salary to purchase common stock at the end of each monthly participation period at a purchase price equal to 95% of the fair market value of our common stock on the last business day of the participation period. During 2008, 2007 and 2006, approximately 118,000, 131,000 and 176,000 shares of our common stock were issued under the plan, respectively. Our common stock reserved for future employee purchases under the plan is approximately 1.5 million at December 31, 2008.

          Deferred compensation plan. We maintain a non-qualified deferred compensation plan (the “Executive Deferred Compensation Plan”) that provides benefits payable to eligible key employees at retirement, termination or death. Benefit payments are funded by a combination of contributions from participants and us. Participants may elect to defer up to 50% of their base earnings and 100% of specific bonus awards. Participants become fully vested in our contributions on the third anniversary of the end of the plan year for which the contribution is credited to their account. For 2008, our contribution was equal to 6% of each qualified participant’s total annual compensation, with 25% being allocated as a hypothetical investment in our common stock and the remaining being allocated to a variety of investment options. We have chosen to fund our liability for this plan through investments in trading securities, which primarily consists of mutual funds (see Note 1). We incurred compensation expense of approximately $1.8 million, $1.1 million and $0.8 million in 2008, 2007, and 2006, respectively. At
December 31, 2008, approximately 3.0 million shares of our Common Stock have been reserved for future issuance under the plan.
          Stock-based compensation plans. In August 2000, the Board of Directors adopted the Express Scripts, Inc. 2000 Long-Term Incentive Plan which was subsequently amended in February 2001 and again in December 2001 (as amended, the “2000 LTIP”), which provides for the grant of various equity awards with various terms to our officers, Board of Directors and key employees selected by the Compensation Committee of the Board of Directors. The 2000 LTIP, as then amended, was approved by our stockholders in May 2001 and, as amended, in 2006. Under the 2000 LTIP, we have issued stock options, SSRs, restricted stock and performance share awards. Awards are typically settled using treasury shares. As of December 31, 2008, approximately 10.5 million shares of our common stock are available for issuance under this plan. The maximum term of stock options, SSRs, restricted stock and performance shares granted under the 2000 LTIP is 10 years.
          During 2008, we granted to certain officers and employees approximately 199,000 restricted shares of common stock and performance shares with a weighted average fair market value of $64.79. The restricted stock awards have three-year graded vesting and the performance shares cliff vest at the end of three years. Prior to vesting, these shares are subject to forfeiture to us without consideration upon termination of employment under certain circumstances. The original value of the performance share grants are subject to a multiplier of up to 2.5 based on certain performance metrics. The total number of non-vested restricted stock and performance share awards was 518,000 and 677,000 at December 31, 2008 and 2007, respectively. Unearned compensation relating to these awards is amortized to non-cash compensation expense over the estimated vesting periods. As of
          December 31, 2008, 2007 and 2006, unearned compensation related to restricted stock and performance shares was $14.2 million, $13.6 million and $6.7 million, respectively. We recorded pre-tax compensation expense related to restricted stock and performance share grants of $16.3 million, $9.3 million and $6.8 million in 2008, 2007, and 2006, respectively.
          During 2008, we granted to certain officers and employees approximately 1,838,000 stock options with a weighted average Black-Scholes value of $17.88 per share. The SSRs and stock options have three-year graded vesting. Due to the nature of the awards, we use the same valuation methods and accounting treatments for SSRs and stock options.
          The provisions of the 2000 LTIP allow employees to use shares to cover tax withholding on stock awards. Upon vesting of restricted stock and performance shares, employees have taxable income subject to statutory withholding requirements. The number of shares issued to employees may be reduced by the number of shares having a market value equal to our minimum statutory withholding for federal, state and local tax purposes.
          As a result of the Board’s adoption and stockholder approval of the 2000 LTIP, no additional awards will be granted under either of our 1992 amended and restated stock option plan (discussed below) or under our 1994 amended and restated stock option plan (discussed below). However, these plans are still in existence as there are outstanding grants under these plans.
          In April 1992, we adopted a stock option plan that we amended and restated in 1995 and amended in 1999, which provided for the grant of nonqualified stock options and incentive stock options to our officers and key employees selected by the Compensation Committee of the Board of Directors. In June 1994, the Board of Directors adopted the Express Scripts, Inc. 1994 Stock Option Plan, also amended and restated in 1995 and amended in 1997, 1998 and 1999. Under either plan, the exercise price of the options was not less than the fair market value of the shares at the time of grant, and the options typically vested over a five-year period from the date of grant.

          In April 1992, we also adopted a stock option plan that was amended and restated in 1995 and amended in 1996 and 1999 that provided for the grant of nonqualified stock options to purchase 48,000 shares to each director who is not an employee of ours or our affiliates. In addition, the second amendment to the plan gave each non-employee director who was serving in such capacity as of the date of the second amendment the option to purchase 2,500 additional shares. The second amendment options vested over three years. The plan provides that the options vest over a two-, three- or five-year period from the date of grant depending upon the circumstances of the grant.
     The following table presents amounts related to stock-based compensation:

		Restricted Stock
	SSRs and Stock	and Performance
(in millions, except per share data)	Options	Shares

Year ended December 31, 2008
Stock-based compensation:
Expense, pre-tax	$23.8	$16.3
Expense, after tax	15.3	10.5
Expense per diluted share	0.06	0.04

As of December 31, 2008
Unamortized portion(1)	$20.6	$14.2

Year ended December 31, 2007
Stock-based compensation:
Expense, pre-tax	$22.3	$9.3
Expense, after tax	14.2	5.9
Expense per diluted share	0.05	0.02

As of December 31, 2007
Unamortized portion(1)	$15.0	$13.6

(1)	We have $0.4 million of unearned compensation related to unvested shares that are part of our deferred compensation plan as of December 31, 2008 and 2007.
          The weighted average remaining recognition period for SSRs and stock options is 1.6 years, and for restricted stock and performance shares is 1.6 years.
          As a result of the adoption of FAS 123R, we now classify the excess tax benefit from the exercise of stock options as a financing cash inflow. For the year ended December 31, 2008, the tax benefit related to employee stock compensation was $42.1 million. Prior to the adoption of FAS 123R, the tax benefit from the exercise of stock options was classified as an inflow from operating activities and under the modified prospective method, prior periods are not restated to reflect the adoption of FAS 123R.
          Prior to January 1, 2006, we accounted for stock-based compensation in accordance with APB 25, which required the use of the intrinsic value method. Accordingly, no compensation expense was recognized in prior periods for the stock options granted, since the exercise price was equal to the fair market value of the shares at the grant date. Compensation expense was recognized under APB 25 for restricted stock awards based on the fair market value of the stock on the date of grant.
          The fair value of options and SSRs granted is estimated on the date of grant using a Black-Scholes multiple option-pricing model with the following weighted average assumptions:

	2008	2007	2006

Expected life of option	3-5 years	3-5 years	3-5 years
Risk-free interest rate	1.6%-3.4%	3.8%-5.2%	4.5%-5.3%
Expected volatility of stock	30%-37%	29%-31%	31%-34%
Expected dividend yield	None	None	None

          The Black-Scholes model requires subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The expected term and forfeiture rate of options granted is derived from historical data on employee exercises and post-vesting employment termination behavior, as well as expected behavior on outstanding options. The risk-free rate is based on the U.S. Treasury rates in effect during the corresponding period of grant. The expected volatility is based on the historical volatility of our stock price. These factors could change in the future, which would affect the stock-based compensation expense in future periods.
          A summary of the status of stock options and SSRs as of December 31, 2008, and changes during the year ended December 31, 2008 is presented below.

	2008
		Weighted-
		Average
		Exercise
(share data in millions)	Shares	Price

Outstanding at beginning of year	8.4	$27.22
Granted	1.8	64.48
Exercised	(2.5)	20.40
Forfeited/cancelled	(0.6)	42.80

Outstanding at end of period	7.1	37.96

Awards exercisable at period end	3.9	25.03

Weighted-average fair value of options granted during the year	$17.88

          A summary of the status of restricted stock and performance shares as of December 31, 2008, and changes during the year ended December 31, 2008 is presented below.

	2008
		Weighted-
		Average
		Grant
		Date Fair
(share data in millions)	Shares	Value

Outstanding at beginning of year	0.5	$38.13
Granted	0.2	64.79
Released	(0.1)	39.98
Forfeited/Cancelled	(0.1)	36.76

Outstanding at end of period	0.5	47.78

          At December 31, 2008, the weighted-average remaining contractual lives of stock options and SSRs outstanding and stock options and SSRs exercisable were 4.3 years and 3.1 years, respectively, and the aggregate intrinsic value (the amount by which the market value of the underlying stock exceeds the exercise price of the option) of shares outstanding and shares exercisable was $138.0 million and $115.6 million, respectively. Cash proceeds, tax benefits, fair value of vested shares and intrinsic value related to total stock options exercised and restricted shares vested during the years ended December 31, 2008, 2007 and 2006 are provided in the following table:

(in millions, except per share data)	2008	2007	2006

Proceeds from stock options exercised	$27.7	$49.7	$34.3
Tax benefit related to employee stock compensation	42.1	49.4	30.4
Fair value of vested restricted shares	4.3	9.3	23.1
Intrinsic value of stock options exercised	41.7	140.1	97.3

Weighted average fair value of options granted during the year	$17.88	$12.83	$14.23

13. Commitments and contingencies
          We have entered into noncancellable agreements to lease certain office and distribution facilities with remaining terms from one to ten years. The majority of our lease agreements include renewal options which would extend the agreements from one to five years. Rental expense under the office and distribution facilities leases, excluding the discontinued operations of IP (see Note 4), in 2008, 2007 and 2006, was $31.0 million, $31.6 million and $27.4 million, respectively. The future minimum lease payments due under noncancellable operating leases, excluding the facilities of the discontinued operations of IP (in millions):

Year Ended December 31,	Minimum lease payments

2009	$31.9
2010	30.3
2011	24.1
2012	22.7
2013	22.2

Thereafter	52.5
$183.7

          These payments reflect a lease agreement we signed during 2007 for an expansion of our corporate facilities. We took possession of the facility during the first quarter of 2009. The annual lease commitments for the new building are approximately $2.7 million and the term of the lease is ten and a half years.
          In July 2004, we entered into a capital lease with the Camden County Joint Development Authority in association with the development of our Patient Care Contact Center in St. Mary’s, Georgia. At December 31, 2008, our lease obligation was $9.1 million. In accordance with FIN 39 “Offsetting of Amounts Related to Certain Contracts,” our lease obligation has been offset against $9.1 million of industrial bonds issued by the Camden County Joint Development Authority.
          For the year ended December 31, 2008, approximately 71.1% of our pharmaceutical purchases were through one wholesaler. We believe other alternative sources are readily available. Our top five clients collectively represented 18.2%, 18.1%, and 19.6% of revenues during 2008, 2007, and 2006 respectively. None of our clients accounted for 10% or more of our consolidated revenues in fiscal years 2008, 2007 or 2006. We believe no other concentration risks exist at December 31, 2008.
          We accrue self-insurance reserves based upon estimates of the aggregate liability of claim costs in excess of our insurance coverage which are probable and estimable. Reserves are estimated using certain actuarial assumptions followed in the insurance industry and our historical experience (see Note 1, “Self-insurance reserves”). The majority of these claims are legal claims and our liability estimate is primarily related to the cost to defend these claims. We do not accrue for settlements, judgments, monetary fines or penalties until such amounts are probable and estimable, in compliance with FAS 5, “Accounting for Contingencies.” Under FAS 5, if the range of possible loss is broad, and no amount within the range is more likely than any other, the liability accrual is based on the lower end of the range.
          While we believe our services and business practices are in compliance with applicable laws, rules and regulations in all material respects, we cannot predict the outcome of these matters at this time. An unfavorable outcome in one or more of these matters could result in the imposition of judgments, monetary fines or penalties, or injunctive or administrative remedies. We can give no assurance that such judgments, fines and remedies, and future costs associated with legal matters, would not have a material adverse effect on our financial condition, our consolidated results of operations or our consolidated cash flows.

14. Segment information
          During the first quarter of 2009, we changed our organizational structure with new strategic business segments: PBM and EM. Previously, we had reported segments of PBM and SAAS. Our chief operating decision maker assessed performance under this new structure during the first quarter of 2009. The specialty pharmacy operations, which were previously in our SAAS segment, have been operationally integrated with our PBM operations in order to maximize its growth and improve efficiency. Additionally, the following services which were previously in SAAS were operationally integrated into the PBM:
•	bio-pharma services including reimbursement and customized logistics solutions and

•	fulfillment of prescriptions to low-income patients through pharmaceutical manufacturer-sponsored and company-sponsored generic patient assistance programs.
The EM segment primarily consists of the following services:
•	distribution of pharmaceuticals and medical supplies to providers and clinics,

•	distribution of fertility pharmaceuticals requiring special handling or packaging,

•	distribution of sample units to physicians and verification of practitioner licensure and

•	healthcare account administration and implementation of consumer-directed healthcare solutions.
          EM services represent opportunity for growth and aligning them together under strong leadership will benefit these key investments.
          As noted above, we report segments on the basis of services offered and have determined we have two reportable segments: PBM and EM. Our domestic and Canadian PBM operating segments have similar characteristics and as such have been aggregated into a single PBM reporting segment.
          Operating income is the measure used by our chief operating decision maker to assess the performance of each of our operating segments. The following table presents information about our reportable segments, including a reconciliation of operating income from continuing operations to income before income taxes from continuing operations for the respective years ended December 31. All related segment disclosures have been reclassified in the table below and throughout the financial statements, where appropriate, to reflect the new segment structure.

(in millions)	PBM	EM	Total

2008
Product revenue:
Network revenues	$13,039.9	$—	$13,039.9
Home delivery and specialty revenues	7,225.7	—	7,225.7
Other revenues	54.9	1,361.2	1,416.1
Service revenues	250.4	45.9	296.3

Total revenues	20,570.9	1,407.1	21,978.0

Depreciation and amortization expense	85.9	11.8	97.7

Operating income	1,267.1	13.4	1,280.5
Non-operating charges, net			(2.0)
Undistributed loss from joint venture			(0.3)
Interest income			13.0
Interest expense			(77.6)

Income before income taxes			1,213.6

Capital expenditures	83.7	2.1	85.8

(in millions)	PBM	EM	Total

2007
Product revenue:
Network revenues	$13,023.3	$—	$13,023.3
Home delivery and specialty revenues	6,996.1	—	6,996.1
Other revenues	37.1	1,471.5	1,508.6
Service revenues	241.4	54.6	296.0

Total revenues	20,297.9	1,526.1	21,824.0

Depreciation and amortization expense	87.0	10.5	97.5

Operating income	1,059.6	1.2	1,060.8
Non-operating charges, net			(18.6)
Undistributed loss from joint venture			(1.3)
Interest income			12.2
Interest expense			(108.4)

Income before income taxes			944.7
Capital expenditures	71.4	3.6	75.0

2006
Product revenue:
Network revenues	$12,810.1	$—	$12,810.1
Home delivery revenues	6,938.0	—	6,938.0
Other revenues	59.7	1,459.2	1,518.9
Service revenues	239.8	55.8	295.6

Total revenues	20,047.6	1,515.0	21,562.6

Depreciation and amortization expense	89.5	10.3	99.8

Operating income	796.7	29.1	825.8
Undistributed loss from joint venture			(1.6)
Interest income			13.7
Interest expense			(95.7)

Income before income taxes			742.2

Capital expenditures	64.4	2.2	66.6
          The following table presents balance sheet information about our reportable segments, including the discontinued operations of IP and CMP (“DISC OP”), as of December 31:

(in millions)	PBM	EM	DISC OP	Total

As of December 31, 2008
Total assets	$5,011.9	$497.3	$—	$5,509.2
Investment in equity method investees	4.0	—	—	4.0

As of December 31, 2007
Total assets	4,684.0	526.4	46.0	5,256.4
Investment in equity method investees	3.6	—	—	3.6

As of December 31, 2006
Total assets	4,516.0	533.2	58.9	5,108.1
Investment in equity method investees	2.9	—	—	2.9

          PBM product revenue consists of revenues from the dispensing of prescription drugs from our home delivery pharmacies and revenues from the sale of prescription drugs by retail pharmacies in our retail pharmacy, and distribution of certain specialty drugs. EM product revenues consist of distribution of certain fertility drugs and revenues from specialty distribution activities. PBM service revenue includes administrative fees associated with the administration of retail pharmacy networks contracted by certain clients, market research programs and informed decision counseling services, and specialty distribution services. EM service revenue includes revenues from sample distribution, accountability services, and healthcare care administration.
          Revenues earned by our Canadian PBM totaled $44.5 million, $41.8 million and $37.0 million for the years ended December 31, 2008, 2007 and 2006, respectively. All other revenues are earned in the United States. Long-lived assets of our Canadian PBM (consisting primarily of fixed assets) totaled $10.7 million, $23.4 million and $16.2 million as of December 31, 2008, 2007 and 2006, respectively. All other long-lived assets are domiciled in the United States.
15. Quarterly financial data (unaudited)
The following is a presentation of our unaudited quarterly financial data:

	Quarters
(in millions, except per share data)	First	Second	Third(1)	Fourth(1)

Fiscal 2008
Total revenues (3)	$5,490.8	$5,530.8	$5,450.5	$5,505.9
Cost of revenues (3)	5,024.7	5,028.2	4,930.1	4,954.1

Gross profit	466.1	502.6	520.4	551.8
Selling, general and administrative	171.5	185.9	189.7	213.3

Operating income	294.6	316.7	330.7	338.5

Net income from continuing operations	178.3	191.9	203.0	206.4
Net (loss) income from discontinued operations, net of tax	(1.1)	(1.7)	(1.1)	0.4

Net income	$177.2	$190.2	$201.9	$206.8

Basic earnings per share(4):
Continuing operations	$0.71	$0.77	$0.82	$0.83
Discontinued operations	—	(0.01)	—	—
Net earnings	0.70	0.76	0.82	0.84

Diluted earnings per share(4):
Continuing operations	$0.70	$0.76	$0.81	$0.83
Discontinued operations	—	(0.01)	—	—
Net earnings	0.69	0.75	0.81	0.83

	Quarters
(in millions, except per share data)	First	Second	Third	Fourth(2)

Fiscal 2007
Total revenues (3)	$5,443.6	$5,468.8	$5,358.2	$5,553.4
Cost of revenues (3)	5,025.0	5,031.1	4,918.1	5,091.0

Gross profit	418.6	437.7	440.1	462.4
Selling, general and administrative	166.1	174.6	174.4	182.9

Operating income	252.5	263.1	265.7	279.5

Net income from continuing operations	133.0	154.7	146.7	166.1
Net (loss) income from discontinued operations, net of tax	0.7	(2.0)	(3.8)	(27.6)

Net income	$133.7	$152.7	$142.9	$138.5

Basic earnings per share(4):
Continuing operations	$0.49	$0.59	$0.58	$0.66
Discontinued operations	—	(0.01)	(0.01)	(0.11)
Net earnings	0.49	0.58	0.56	0.55

Diluted earnings per share(4):
Continuing operations	$0.48	$0.58	$0.57	$0.65
Discontinued operations	—	(0.01)	(0.01)	(0.11)
Net earnings	0.49	0.57	0.56	0.54

(1)	Includes the July 22, 2008 acquisition of MSC.

(2)	Includes the October 10, 2007 acquisition of CYC.

(3)	Includes retail pharmacy co-payments of $887.7 and $935.6 for the three months ended March 31, 2008 and 2007, respectively, $824.1 and $894.0 for the three months ended June 30, 2008 and 2007, respectively, $733.7 and $864.4 for the three months ended September 30, 2008 and 2007, respectively, and $708.1 and $860.5 for the three months ended December 31, 2008 and 2007, respectively.

(4)	Earnings per share have been restated to reflect the two-for-one stock split effective June 22, 2007.
16. Condensed consolidating financial information
          We are currently party to an agreement relating to the acquisition of the pharmacy benefit management business of WellPoint, Inc. for total consideration of $4.675 billion (see Note 17). We expect to file a shelf registration statement which includes potential guarantors for any senior unsecured debt securities we may issue to finance a portion of the acquisition consideration. The debt securities, if issued, will be jointly and severally and fully and unconditionally guaranteed by our 100% owned domestic subsidiaries, other than certain regulated subsidiaries including Express Scripts Insurance Company. The following condensed consolidating financial information has been prepared in accordance with the requirements for presentation of such information. Effective June 30, 2008, CuraScript Infusion Pharmacy, Inc. was sold and effective April 4, 2008, Custom Medical Products, Inc. (“CMP”) was sold and are included as discontinued operations in those of the non-guarantors. Subsequent to the acquisition of Pharmacy Services Division of MSC — Medical Services Company (“MSC”) on July 22, 2008 and Connect Your Care, LLC (“CYC”) on October 10, 2007, the assets, liabilities and operations of the 100% owned domestic subsidiaries have been included in those of the guarantors. The following presents the condensed consolidating financial information separately for:
(i)	Express Scripts, Inc. (the Parent Company), which will be the issuer of the guaranteed obligations;

(ii)	Guarantor subsidiaries, on a combined basis, as will be specified in the indentures related to Express Scripts’ obligations under the notes;

(iii)	Non-guarantor subsidiaries, on a combined basis;

(iv)	Consolidating entries and eliminations representing adjustments to (a) eliminate intercompany transactions between or among the Parent Company, the guarantor subsidiaries and the non-guarantor subsidiaries, (b) eliminate the investments in our subsidiaries and (c) record consolidating entries; and

(v)	Express Scripts, Inc. and subsidiaries on a consolidated basis.

Condensed Consolidating Balance Sheet

	Express		Non-
(in millions)	Scripts, Inc.	Guarantors	Guarantors	Eliminations	Consolidated

As of December 31, 2008
Cash and cash equivalents	$488.1	$8.9	$33.7	$—	$530.7
Receivables, net	720.1	430.4	5.4	—	1,155.9
Other current assets	101.2	253.3	2.7	—	357.2

Total current assets	$1,309.4	$692.6	$41.8	$—	$2,043.8

Property and equipment, net	164.1	53.6	4.5	—	222.2
Investments in subsidiaries	3,647.2	—	—	(3,647.2)	—
Intercompany	(494.2)	546.8	(52.6)	—	—
Goodwill, net	252.5	2,607.3	21.3	—	2,881.1
Other intangible assets, net	26.6	301.9	4.1	—	332.6
Other assets	22.7	4.0	2.8	—	29.5

Total assets	$4,928.3	$4,206.2	$21.9	$(3,647.2)	$5,509.2

Claims and rebates payable	$1,371.3	$9.4	$—	$—	$1,380.7
Accounts payable	445.6	47.9	2.9	—	496.4
Accrued expenses	204.6	213.8	2.1	—	420.5
Current maturities of long-term debt	420.0	—	—	—	420.0
Other current liabilities	—	—	4.1	—	4.1

Total current liabilities	$2,441.5	$271.1	$9.1	$—	$2,721.7

Long-term debt	1,340.3	—	—	—	1,340.3
Other liabilities	68.3	300.7	—	—	369.0
Stockholders’ equity	1,078.2	3,634.4	12.8	(3,647.2)	1,078.2

Total liabilities and stockholders’ equity	$4,928.3	$4,206.2	$21.9	$(3,647.2)	$5,509.2

As of December 31, 2007
Cash and cash equivalents	$386.3	$16.4	$32.0	$—	$434.7
Receivables, net	764.8	413.6	6.2	—	1,184.6
Other current assets	99.2	207.9	41.4	—	348.5

Total current assets	$1,250.3	$637.9	$79.6	$—	$1,967.8

Property and equipment, net	133.0	65.8	16.7	—	215.5
Investments in subsidiaries	3,390.1	—	—	(3,390.1)	—
Intercompany	(595.9)	691.9	(96.0)	—	—
Goodwill, net	252.5	2,416.3	26.5	—	2,695.3
Other intangible assets, net	31.5	304.0	6.5	—	342.0
Other assets	27.9	2.3	—	—	30.2
Non-current assets of discontinued operations	—	—	5.6	—	5.6

Total assets	$4,489.4	$4,118.2	$38.9	$(3,390.1)	$5,256.4

Claims and rebates payable	$1,258.9	$—	$—	$—	$1,258.9
Accounts payable	257.3	257.5	2.5	—	517.3
Accrued expenses	198.4	227.4	6.7	—	432.5
Current maturities of long-term debt	260.1	—	—	—	260.1
Other current liabilities	—	—	6.2	—	6.2

Total current liabilities	$1,974.7	$484.9	$15.4	$—	$2,475.0

Long-term debt	1,760.3	—	—	—	1,760.3
Other liabilities	58.0	265.0	1.7	—	324.7
Stockholders’ equity	696.4	3,368.3	21.8	(3,390.1)	696.4

Total liabilities and stockholders’ equity	$4,489.4	$4,118.2	$38.9	$(3,390.1)	$5,256.4

Condensed Consolidating Statement of Operations

	Express		Non-
(in millions)	Scripts, Inc.	Guarantors	Guarantors	Eliminations	Consolidated

Year ended December 31, 2008
Revenues	$9,674.6	$12,245.2	$58.2	$—	$21,978.0
Operating expenses	8,865.9	11,768.3	63.3		20,697.5

Operating income (loss)	808.7	476.9	(5.1)		1,280.5
Non-operating charges, net	(2.0)	—	—		(2.0)
Undistributed loss from joint venture	(0.3)	—	—		(0.3)
Interest (expense) income, net	(49.7)	(13.1)	(1.8)		(64.6)

Income before income taxes	756.7	463.8	(6.9)		1,213.6
Provision for income taxes	275.4	160.0	(1.4)		434.0

Net Income from continuing operations	481.3	303.8	(5.5)	—	779.6
Net loss from discontinued operations, net of tax	—	—	(3.5)		(3.5)
Equity earnings of subsidiaries	294.8	—	—	(294.8)	—

Net income	$776.1	$303.8	$(9.0)	$(294.8)	$776.1

Year ended December 31, 2007
Revenues	$9,382.6	$12,390.5	$50.9	$—	$21,824.0
Operating expenses	8,692.0	12,027.7	43.5		20,763.2

Operating income	690.6	362.8	7.4		1,060.8
Non-operating charges, net	(18.6)	—	—		(18.6)
Dividend income	4.5	(4.5)	—		—
Undistributed loss from joint venture	(1.3)	—	—		(1.3)
Interest (expense) income, net	(78.8)	(16.1)	(1.3)		(96.2)

Income before income taxes	596.4	342.2	6.1		944.7
Provision for income taxes	249.4	92.8	2.0		344.2

Net Income from continuing operations	347.0	249.4	4.1	—	600.5
Net loss from discontinued operations, net of tax	—	—	(32.7)		(32.7)
Equity earnings of subsidiaries	220.8	—	—	(220.8)	—

Net income	$567.8	$249.4	$(28.6)	$(220.8)	$567.8

Year ended December 31, 2006
Revenues	$8,725.8	$12,799.8	$37.0	$—	$21,562.6
Operating expenses	8,313.8	12,394.9	28.1		20,736.8

Operating income (loss)	412.0	404.9	8.9		825.8
Undistributed loss from joint venture	(1.6)	—	—		(1.6)
Interest (expense) income, net	(89.2)	8.6	(1.4)		(82.0)

Income before income taxes	321.2	413.5	7.5		742.2
Provision for income taxes	117.3	146.7	2.8		266.8

Net Income from continuing operations	203.9	266.8	4.7	—	475.4
Net loss from discontinued operations, net of tax	—	—	(1.0)		(1.0)
Equity earnings of subsidiaries	270.5	—	—	(270.5)	—

Net income	$474.4	$266.8	$3.7	$(270.5)	$474.4

Condensed Consolidating Statement of Cash Flows

	Express		Non-
(in millions)	Scripts, Inc.	Guarantors	Guarantors	Eliminations	Consolidated

Year ended December 31, 2008
Net cash (used) provided by operating activities	$1,265.2	$89.0	$43.6	$(294.8)	$1,103.0

Cash flows from investing activities:
Purchase of property and equipment	(66.8)	(11.7)	(7.3)	—	(85.8)
Proceeds from sale of business	27.7	—	—	—	27.7
Acquisitions and joint venture	(251.5)	—	—	—	(251.5)
Other	(11.0)	—	—	—	(11.0)

Net cash (used) provided in investing activities — continued operations	(301.6)	(11.7)	(7.3)	—	(320.6)
Net cash (used) provided in investing activities — discontinued operations	—	—	—	—	—
Net cash (used) provided in investing activities	(301.6)	(11.7)	(7.3)	—	(320.6)

Cash flows from financing activities:
Repayment of long-term debt	(260.0)	—	—	—	(260.0)
Treasury stock acquired	(494.4)	—	—	—	(494.4)
Tax benefit relating to employee stock compensation	42.1	—	—	—	42.1
Other	31.9	—	—	—	31.9
Net transactions with parent	(181.4)	(84.8)	(28.6)	294.8	—

Net cash used in financing activities	(861.8)	(84.8)	(28.6)	294.8	(680.4)

Effect of foreign currency translation adjustment	—	—	(6.0)	—	(6.0)

Net increase (decrease) in cash and cash equivalents	101.8	(7.5)	1.7	—	96.0
Cash and cash equivalents at beginning of year	386.3	16.4	32.0	—	434.7

Cash and cash equivalents at end of year	$488.1	$8.9	$33.7	$—	$530.7

Condensed Consolidating Statement of Cash Flows

	Express		Non-
(in millions)	Scripts, Inc.	Guarantors	Guarantors	Eliminations	Consolidated

Year ended December 31, 2007
Net cash provided by operating activities	$479.0	$593.5	$(24.4)	$(220.8)	$827.3

Cash flows from investing activities:
Purchase of property and equipment	(46.0)	(26.8)	(2.2)	—	(75.0)
Acquisitions and joint venture	(14.3)	—	—	—	(14.3)
Other	33.5	—	—	—	33.5

Net cash (used) in investing activities — continued operations	(26.8)	(26.8)	(2.2)	—	(55.8)
Net cash (used) in investing activities — discontinued operations	—	—	(2.5)	—	(2.5)
Net cash (used) in investing activities	(26.8)	(26.8)	(4.7)	—	(58.3)

Cash flows from financing activities:
Proceeds from long-term debt	800.0	—	—	—	800.0
Repayment of long-term debt	(180.1)	—	—	—	(180.1)
Repayment of revolving credit line, net	(50.0)	—	—	—	(50.0)
Treasury stock acquired	(1,140.3)	—	—	—	(1,140.3)
Tax benefit relating to employee stock compensation	49.4	—	—	—	49.4
Other	51.3	—	—	—	51.3
Net transactions with parent	302.1	(556.5)	33.6	220.8	—

Net cash used in financing activities	(167.6)	(556.5)	33.6	220.8	(469.7)

Effect of foreign currency translation adjustment	—	—	4.4	—	4.4

Net increase in cash and cash equivalents	284.6	10.2	8.9	—	303.7
Cash and cash equivalents at beginning of year	101.7	6.2	23.1	—	131.0

Cash and cash equivalents at end of year	$386.3	$16.4	$32.0	$—	$434.7

Condensed Consolidating Statement of Cash Flows

	Express		Non-
(in millions)	Scripts, Inc.	Guarantors	Guarantors	Eliminations	Consolidated

Year ended December 31, 2006
Net cash (used) provided by operating activities	$661.1	$252.4	$15.6	$(270.5)	$658.6

Cash flows from investing activities:
Purchase of property and equipment	(40.2)	(18.6)	(7.8)	—	(66.6)
Acquisitions and joint venture	0.1	—	—	—	0.1
Other	(34.3)	—	—	—	(34.3)

Net cash (used) in investing activities — continued operations	(74.4)	(18.6)	(7.8)	—	(100.8)
Net cash (used) in investing activities — discontinued operations	—	—	(0.2)	—	(0.2)
Net cash (used) in investing activities	(74.4)	(18.6)	(8.0)	—	(101.0)

Cash flows from financing activities:
Repayment of long-term debt	(110.1)	—	—	—	(110.1)
Treasury stock acquired	(906.8)	—	—	—	(906.8)

Proceeds from revolving credit line, net	50.0	—	—	—	50.0
Tax benefit relating to employee stock compensation	30.4	—	—	—	30.4
Other	31.8	—	—	—	31.8
Net transactions with parent	25.2	(289.3)	(6.4)	270.5	—

Net cash used in financing activities	(879.5)	(289.3)	(6.4)	270.5	(904.7)

Effect of foreign currency translation adjustment	—	—	0.2	—	0.2

Net increase (decrease) in cash and cash equivalents	(292.8)	(55.5)	1.4	—	(346.9)
Cash and cash equivalents at beginning of year	394.5	61.7	21.7	—	477.9

Cash and cash equivalents at end of year	$101.7	$6.2	$23.1	$—	$131.0

17. Subsequent event (unaudited)
          On April 9, 2009, we entered into a Stock and Interest Purchase Agreement (the “Acquisition Agreement”) with WellPoint, Inc., an Indiana corporation (“WellPoint”). The Acquisition Agreement provides that, upon the terms and subject to the conditions set forth in the Acquisition Agreement, we will purchase all of the shares and equity interests of three WellPoint subsidiaries, NextRx, Inc., NextRx Services, Inc., and NextRx, LLC, that provide pharmacy benefit management services, in exchange for total consideration of $4.675 billion composed of $3.275 billion in cash and $1.4 billion in shares of our common stock (valued based on average closing price over the 60 days preceding the closing of the acquisition). We may, in our discretion, replace all or any portion of the common stock consideration with cash. Additionally, the parties have agreed to make an election under Section 338(h)(10) of the Internal Revenue Code with respect to the transaction. We estimate the value of such election to us to be between $800 million and $1.2 billion dependent upon the discount factor and tax rate assumed. At the closing of the acquisition, we will enter into a 10-year contract with WellPoint under which we will provide pharmacy benefits management services to WellPoint and its designated affiliates. WellPoint’s NextRx subsidiaries provide PBM services to approximately 25 million Americans and manage more than 265 million adjusted prescriptions annually. We anticipate that the transaction will close in the second half of 2009. The transaction will be accounted for under the provisions of FAS 141R.

EXPRESS SCRIPTS, INC.
Schedule II — Valuation and Qualifying Accounts and Reserves of Continuing Operations
Years Ended December 31, 2008, 2007, and 2006

Col. A	Col. B	Col. C		Col. D	Col. E
(in millions)		Additions
	Balance at	Charges	Charges
	Beginning of	to Costs and	to Other		Balance at End
Description	Period	Expenses	Accounts	Deductions(3)	of Period

Allowance for Doubtful Accounts Receivable
Year Ended 12/31/06	$51.7	$13.5	$10.0 (1)	$13.8	$61.4
Year Ended 12/31/07	$61.4	$36.7	$—	$22.7	$75.4
Year Ended 12/31/08	$75.4	$30.1	$7.4 (2)	$36.1	$76.8

Valuation Allowance for Deferred Tax Assets

Year Ended 12/31/06	$4.1	$1.9	$—	$—	$6.0
Year Ended 12/31/07	$6.0	$2.3	$—	$—	$8.3
Year Ended 12/31/08	$8.3	$3.4	$—	$—	$11.7

(1)	Represents the adjusting entries made to the opening balance sheet to increase Priority’s allowance for doubtful accounts receivable in 2006.

(2)	Represents the opening balance sheet for our July 22, 2008 acquisition of MSC.

(3)	Except as otherwise described, these deductions are primarily write-offs of receivable amounts, net of any recoveries.